UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-12

CELGENE CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CELGENE CORPORATION

86 Morris Avenue

Summit, New Jersey 07901

April 30, 2012

Dear Stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2012 Annual Meeting of Stockholders of Celgene Corporation. The Annual Meeting will be held on Wednesday, June 13, 2012, at 1:00 p.m. Eastern Time at the offices of Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901. The formal Notice of Annual Meeting is set forth in the enclosed material.

The matters expected to be acted upon at the Annual Meeting are described in the attached Proxy Statement. During the Annual Meeting, stockholders will have the opportunity to ask questions and comment on our business operations.

We are pleased to once again this year offer our proxy materials over the Internet. We are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of the notice of annual meeting, proxy statement and proxy card. The Notice of Internet Availability contains instructions on how to access those documents over the Internet and how each of our stockholders can receive a paper copy of our proxy materials, if desired. By furnishing proxy materials over the Internet, we believe we are lowering the costs and reducing the environmental impact of the Annual Meeting.

It is important that your views be represented. If you request a proxy card, please mark, sign and date the proxy card when received and return it promptly in the self-addressed, stamped envelope we will provide. No postage is required if this envelope is mailed in the United States. You also have the option of voting your proxy via the Internet at www.proxyvote.com or by calling toll free via a touch-tone phone at 1-800-690-6903. Proxies submitted by telephone or over the Internet must be received by 11:59 p.m. Eastern Time on June 12, 2012. Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can attend the Annual Meeting and cast your vote in person. If you vote by proxy and also attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

We appreciate your investment in Celgene and urge you to cast your vote as soon as possible.

Sincerely,

Robert J. Hugin Chairman and Chief Executive Officer

CELGENE CORPORATION

86 Morris Avenue

Summit, New Jersey 07901

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2012 Annual Meeting of Stockholders of Celgene Corporation will be held at the offices of Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901 on June 13, 2012, beginning at 1:00 p.m. Eastern Time for the following purposes:

1. to elect nine directors;

2. to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012;

3. to approve an amendment to our 2008 Stock Incentive Plan;

4. to hold an advisory vote on 2011 named executive officer compensation;

5. to consider a stockholder proposal described in more detail in the proxy statement; and

6. to transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 18, 2012 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

Robert J. Hugin Chairman and Chief Executive Officer

April 30, 2012

YOUR VOTE IS IMPORTANT

Please vote via the Internet or telephone.

Internet: www.proxyvote.com

Phone: 1-800-690-6903

If you request a proxy card, please mark, sign and date the proxy card when received and return it promptly in the self-addressed, stamped envelope we will provide.

CELGENE CORPORATION

86 Morris Avenue

Summit, New Jersey 07901

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors for the annual meeting of stockholders (which we refer to as the Annual Meeting) of Celgene Corporation, a Delaware corporation (“Celgene,” the “Company,” “we,” “our” or “us”), to be held on June 13, 2012 at 1:00 p.m. Eastern Time at our main offices at 86 Morris Avenue, Summit, New Jersey 07901, and at any adjournment or postponement thereof. The proxy materials include this proxy statement, proxy card, notice of the Annual Meeting, and our Annual Report on Form 10-K for fiscal 2011. When we refer to our fiscal year, we mean the 12-month period ended December 31 of the stated year. The proxy materials were first sent or provided to stockholders on or about April 30, 2012. World Wide Web addresses contained in this proxy statement are for explanatory purposes only and they (and the content contained therein) do not form a part of and are not incorporated by reference into this proxy statement.

Electronic Notice and Mailing

Pursuant to the rules promulgated by the Securities and Exchange Commission, or the SEC, we are making our proxy materials available to you over the Internet. Accordingly, we will mail a notice of Internet availability of proxy materials (which we refer to as the Notice of Internet Availability) to all beneficial owners of our common stock, par value $0.01 per share, or Common Stock, on or about April 30, 2012. From the date of the mailing of the Notice of Internet Availability until the conclusion of the Annual Meeting, all beneficial owners will have the ability to access the proxy materials at www.proxyvote.com. All stockholders will have an opportunity to request paper or e-mail delivery of the proxy materials, if desired.

The Notice of Internet Availability will contain:

•	the date, time and location of the Annual Meeting, the matters to be acted upon at the Annual Meeting and the Board of Directors’ recommendation with regard to each matter;

•	the Internet address that will enable access to the proxy materials;

•	a comprehensive listing of all proxy materials available online;

•	a toll-free phone number, e-mail address and Internet address for requesting either paper or e-mail delivery of proxy materials;

•	the last date a stockholder can request proxy materials and reasonably expect them to be delivered prior to the meeting; and

•	instructions on how to access and complete the proxy card.

You may also request paper or e-mail delivery of the proxy materials on or before the date provided in the Notice of Internet Availability by calling 1-800-579-1639. We will fill your request within three business days. You will also have the option to establish delivery preferences that will be applicable for all future mailings of proxy materials. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and costs of our annual meetings. If you choose to receive future proxy materials by e-mail, you will receive an e-mail message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Record Date and Voting Securities

Only stockholders of record at the close of business on April 18, 2012, the record date for the Annual Meeting, or the Record Date, will be entitled to notice of and to vote at the Annual Meeting. On the Record Date we had outstanding 440,465,477 shares of Common Stock, which are our only securities entitled to vote at the Annual Meeting, each share being entitled to one vote.

How to Vote

Stockholders of record (that is, stockholders who hold their shares in their own name) can vote any one of four ways:

(1) By Internet:    Go to the website www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2) By Telephone:    Call the toll-free number 1-800-690-6903 to vote by telephone. You will need to follow the instructions on your proxy card and the recorded telephone instructions.

(3) By Mail:    If you prefer, you can contact us to obtain copies of the proxy materials, including a proxy card, by calling 1-800-579-1639, or by mail to: Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901, Attention: Corporate Secretary. If you contact us to request a proxy card, please mark, sign and date the proxy card and return it promptly in the self-addressed, stamped envelope we will provide. If you sign and return your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

(4) In Person:    You can attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot. Only record or beneficial owners of Common Stock or their proxies may attend the Annual Meeting in person. When you arrive at the Annual Meeting, you must present photo identification, such as a driver’s license. Beneficial owners also must provide evidence of stock ownership as of the Record Date, such as a brokerage account or custodial bank statement.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not mail a proxy card.

If your shares are held in the name of a bank, broker or other holder of record (that is, “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and telephone voting also will be offered to stockholders owning shares through most banks and brokers. Unless you follow the instructions from the holder of record, your shares will not be voted on Proposals 1, 3, 4 and 5.

Revocability of Proxies

Stockholders who mailed manually executed proxies may revoke them by giving written notice to our Corporate Secretary at any time before such proxies are voted. Attendance at the Annual Meeting shall not have the effect of revoking a proxy unless the stockholder so attending notifies in writing our Corporate Secretary at any time prior to the voting of the proxy at the Annual Meeting. Stockholders who voted via the Internet or by telephone may revoke an earlier vote via the Internet or by telephone by voting again on a later date via the Internet or by telephone, as applicable, and only the latest Internet or telephone vote submitted prior to the Annual Meeting will be counted.

Other Matters

The Board of Directors does not know of any matter that is expected to be presented for consideration at the Annual Meeting, other than the matters set forth on the proxy card. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy, to the extent they have discretionary authority, intend to vote thereon in accordance with their judgment.

Solicitation Expenses

We will bear the cost of the Annual Meeting and the cost of soliciting proxies on behalf of the Company, including the cost of mailing the proxy materials. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy materials to their principals, and we will reimburse them for their expenses. We have retained Broadridge Financial Solutions to assist in the mailing, collection and administration of proxies. We have not retained a soliciting agent to assist in the solicitation of proxies.

Vote Required; Effect of Abstentions and Uninstructed Shares (Broker Non-Votes)

A majority of the outstanding shares of Common Stock entitled to vote on the Record Date, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting and any adjournment or postponement thereof. Abstentions and uninstructed shares will be counted as present or represented for purposes of establishing a quorum for the transaction of business.

If you are the beneficial owner of shares held of record by a broker or other custodian, you may instruct your broker or other custodian how you would like your shares voted through the voting instruction form included with this proxy statement. If you wish to vote the shares you own beneficially at the meeting, you must first request and obtain a “legal proxy” from your broker or other custodian. If you choose not to provide instructions or a legal proxy, your shares are referred to as “uninstructed shares.” Whether your broker or other custodian has the discretion to vote these shares on your behalf depends on the ballot item. Generally, brokers and other custodians are prohibited from voting without instruction from you on matters that are considered by the New York Stock Exchange to be non-routine. The following table summarizes the vote threshold required for passage of each proposal and the effect of abstentions and uninstructed shares held of record by brokers and other custodians.

Proposal Number	Item	Votes Required for Approval	Abstentions	Uninstructed Shares
1	Election of Directors	Majority of votes cast	Not counted	Not voted

2	Ratification of Independent Auditor	Majority of votes cast	Not counted	Discretionary vote by brokers and other custodians

3	Amendment to 2008 Stock Incentive Plan	Majority of votes cast	Not counted	Not voted

4	Advisory Vote on Executive Compensation	Majority of votes cast (non-binding)	Not counted	Not voted

5	Stockholder Proposal	Majority of votes cast (non-binding)	Not counted	Not voted

For purposes of the vote for the election of directors (Proposal 1), the approval of the amendment to our 2008 Stock Incentive Plan (Proposal 3), the advisory vote on executive compensation (Proposal 4) and the stockholder proposal (Proposal 5), the following will not count as votes cast: (a) ballots marked as withheld, (b) abstentions and (c) shares as to which a stockholder gives no authority or direction.

For purposes of the vote for the ratification of our independent registered public accounting firm (Proposal 2), abstentions will not count as votes cast; shares as to which a stockholder gives no authority or direction may be voted at the discretion of brokers and other custodians of such shares.

Proposals 4 and 5 are advisory (non-binding) votes as to which we will take into account the views expressed by the votes cast. Abstentions and uninstructed shares will not count as votes cast on these proposals.

At the Annual Meeting, the persons named in the proxy card or, if applicable, their substitutes will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as the Board of Directors recommends, which will be as follows:

•	FOR the election of each of the director nominees named in this proxy statement;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal 2012;

•	FOR the approval of an amendment to our 2008 Stock Incentive Plan;

•	FOR the advisory vote on our executive compensation; and

•	AGAINST the stockholder proposal.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL ONE:

Election of Directors

Nominees

At the Annual Meeting, nine directors, who have been nominated by the Nominating and Governance Committee of the Board of Directors (referred to as the Nominating Committee), are to be elected, each to hold office (subject to our By-Laws) until the next annual meeting and until his or her successor has been elected and qualified. All of the nominees for director currently serve as directors and were elected by the stockholders at the 2011 Annual Meeting, except for Richard W. Barker, D.Phil., who was elected by the Board of Directors effective January 20, 2012.

Each nominee has consented to being named as a nominee in this proxy statement and to serve if elected. If any nominee listed in the table below should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the membership of the Board of Directors to the number of nominees available. Directors will be elected by an affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy. There are no family relationships between any of our directors and executive officers. The information concerning the nominees and their security holdings has been furnished by them to us.

Our directors are nominated by our Board of Directors, based on the recommendations of the Nominating Committee. As discussed elsewhere in this proxy statement, in evaluating director nominees, the Nominating Committee considers characteristics that include, among others, integrity, business experience, financial acumen, leadership abilities, familiarity with our businesses and businesses similar or analogous to ours, and the extent to which a candidate’s knowledge, skills, background and experience are already represented by other members of our Board of Directors. Listed below are our director nominees with their biographies. In addition, we have summarized for each director the reasons why such director has been chosen to serve on our Board of Directors.

Name	Age(1)	Position
Robert J. Hugin	57	Chairman of the Board and Chief Executive Officer
Richard W. Barker, D.Phil.	63	Director
Michael D. Casey	66	Director
Carrie S. Cox	54	Director
Rodman L. Drake	69	Director
Michael A. Friedman, M.D.	68	Director
Gilla Kaplan, Ph.D.	65	Director
James J. Loughlin	69	Director
Ernest Mario, Ph.D.	74	Director

(1)	As of June 13, 2012

Robert J. Hugin was elected as Chairman by our Board of Directors in June 2011, and has served as our Chief Executive Officer since June 16, 2010 and as President since May 1, 2006. He also served as our Chief Operating Officer from May 1, 2006 until June 16, 2010 and Senior Vice President and Chief Financial Officer from June 1999 until May 1, 2006. Mr. Hugin has served as one of our directors since December 2001. Previously, Mr. Hugin had been a Managing Director at J.P. Morgan & Co. Inc., which he joined in 1985. Mr. Hugin received an A.B. degree from Princeton University and an M.B.A. from the University of Virginia. Mr. Hugin is also a director of The Medicines Company, Atlantic Health System, Inc., a non-profit health care system, and Family Promise, a national non-profit network assisting homeless families.

Mr. Hugin brings to his role as a director his extensive executive and leadership experience at Celgene and his previous business experience, as well as his leadership roles on the boards of a public company and a non-profit health care company. In particular, his experience as our Chief Operating Officer and Chief Financial Officer and his current roles as our Chief Executive Officer and President enable him to provide leadership and unique insight on complex business and financial matters and guidance with respect to the strategic goals and operating framework of a high growth company such as ours. Additionally, Mr. Hugin is a past Chairman of the HealthCare Institute of New Jersey and serves as Chairman-elect and Board member of the Pharmaceutical Research and Manufacturers of America (PhRMA). In these roles, he has gained valuable knowledge of regulatory, legal and legislative issues affecting our industry.

Richard Barker, D.Phil., OBE, has served as one of our directors and a member of the Audit Committee of our Board of Directors since January 20, 2012. Dr. Barker was formerly Director General of the Association of the British Pharmaceutical Industry (ABPI), a pharmaceutical industry trade association in the United Kingdom, from 2004 to 2011, and served on the Board and Executive Committee of the European Federation of Pharmaceutical Industries and Associations (EFPIA) and as a Council Member of the International Federation of Pharmaceutical Manufacturers & Associations (IFPMA). Dr. Barker is currently director of the Centre for Accelerating Medical Innovations, a member of the Board of iCO Therapeutics, Inc., a Canadian biotech company, Chairman of Stem Cells for Safer Medicine, a public-private partnership using technology to improve drug safety, Founder and Chairman of the Athenaeum Group, an organization devoted to more effective and efficient pharmaceutical research and development among clinicians, industry leaders and regulators, as well as a senior advisor of Aegate, Ltd., an authentication and traceability service for the pharmaceutical industry.

As an experienced healthcare leader and strategist with a distinguished career in the healthcare sector, Dr. Barker brings to his service as a director more than 20 years’ experience in the healthcare industry in which he held a range of senior leadership roles in the United States, the United Kingdom and elsewhere internationally. His career has spanned the pharmaceutical, biotechnology and medical informatics sectors, thus giving him a broad perspective on the issues facing both healthcare systems and the pharmaceutical industry.

Michael D. Casey has served as one of our directors since August 2002, is Chairman of the Nominating Committee and a member of the Executive Committee since December 2006 and the Management Compensation and Development Committee (referred to as the Compensation Committee) since April 2006 of our Board of Directors. He became our independent Lead Director in June 2007. Mr. Casey was a member of the Audit Committee from August 2002 through December 2006. From September 1997 to February 2002, Mr. Casey served as the Chairman, President, Chief Executive Officer and a director of Matrix Pharmaceutical, Inc. From November 1995 to September 1997, Mr. Casey was Executive Vice President at Schein Pharmaceutical, Inc. In December 1996, he was appointed President of the retail and specialty products division of Schein Pharmaceutical, Inc. From June 1993 to November 1995, he served as President and Chief Operating Officer of Genetic Therapy, Inc. Mr. Casey was President of McNeil Pharmaceutical (a unit of Johnson & Johnson) from 1989 to June 1993 and Vice President, Sales and Marketing for Ortho Pharmaceutical Corp. (a subsidiary of Johnson & Johnson) from 1985 to 1989. Mr. Casey is also a director of Durect Corporation and Abaxis Inc., and served as director of Allos Therapeutics, Inc. through January 2010 and AVI BioPharma through June 2010.

Mr. Casey brings to his service as a director his significant experience and leadership as President, Chief Executive Officer and senior officer of several national pharmaceutical companies. In addition to those listed above, he has previously served as a director of several other pharmaceutical/biotech companies.

Carrie S. Cox has served as one of our directors since December 2009 and a member of the Audit Committee since March 2010. Ms. Cox currently serves as the Chief Executive Officer and a member of the Board of Directors of Humacyte, Inc., a privately-held regenerative medicine company primarily focused in developing products for vascular disease and for therapeutic filling and soft tissue repair. Ms. Cox served as Executive Vice President and President of Schering-Plough’s Global Pharmaceutical Business until November 3, 2009 when Schering-Plough merged with Merck & Co., Inc. Prior to joining Schering-Plough, Ms. Cox served as

President of Pharmacia Corporation’s pharmaceutical business until its merger with Pfizer Inc. in 2003. Ms. Cox is a member of the Board of Directors of Texas Instruments and has served on their audit and compensation committees, and has recently been appointed to the Board of Directors of Cardinal Health, Inc. Ms. Cox is also a member of the Harvard School of Public Health’s Health Policy and Management Executive Council and a member of the Board of Overseers of the University of Pennsylvania Museum of Archaeology and Anthropology. Ms. Cox is a graduate of the Massachusetts College of Pharmacy.

Ms. Cox brings to her service as a director her distinguished career in global healthcare and her significant experience and leadership serving in executive positions of some of the largest and most successful multi-national healthcare companies in the world, including with responsibility for those companies’ financial performance and significant capital and research and development investments.

Rodman L. Drake has served as one of our directors since April 2006, has been Chairman of the Compensation Committee since June 2007 and a member of the Nominating Committee since April 2006. Since January 2002, Mr. Drake has been Managing Director of Baringo Capital, LLC, a private equity group he co-founded. From November 1997 to January 2002, Mr. Drake was president of Continuation Investments Group Inc., a private equity firm. Prior to that, Mr. Drake was co-chairman of the KMR Power Company and Chief Executive Officer and Managing Director of Cresap McCormick & Paget, a leading management consulting firm, and served as President of the Mandrake Group, a consulting firm specializing in strategy and organizational design. Mr. Drake is a member of the Board of Directors of The Animal Medical Center of New York. He is also the Chairman of the Brookfield Investment Management Funds and the Columbia Atlantic Fund. Mr. Drake served as a member of the Board of Directors of Jackson Hewitt Tax Service, Inc. from 2004 to 2011. He is. From 2007 to 2009, Mr. Drake served as a member of the Board of Directors of Apex Silver Mines Limited; from 2005 to 2010, he served as a member of the Board of Directors of Student Loan Corporation; and from 2005 to 2010, he served as a member of the Board of Directors of Crystal River Capital, a NYSE listed company which was sold in 2010, where he also served as Chairman, President and CEO from 2009 through 2010.

Mr. Drake brings to his service as a director his breadth of experience in corporate governance, finance, strategy and organizational design as a senior executive of investment and management consulting firms, as well as his extensive experience as a member of various boards of directors.

Michael A. Friedman, M.D. has served as one of our directors since February 2011 and a member of the Nominating Committee since April 2011. Dr. Friedman currently serves as President and Chief Executive Officer of City of Hope, a leading cancer research, treatment and education institution, as well as Director of the organization’s Comprehensive Cancer Center and holder of the Irell & Manella Cancer Center Director’s Distinguished Chair. Before leading City of Hope, Dr. Friedman was Senior Vice President of Research and Development, Medical and Public Policy for Pharmacia Corporation and Chief Medical Officer for biomedical preparedness at PhRMA. Additionally, Dr. Friedman previously served as Deputy Commissioner for the U.S. Food and Drug Administration (FDA), later serving as Acting Commissioner, and as Associate Director of the National Cancer Institute, National Institutes of Health. Since 2004, Dr. Friedman has served on the Independent Citizens’ Oversight Committee which governs the California Institute for Regenerative Medicine and oversees the implementation of California’s stem cell research effort. Dr. Friedman is a member of the Board of Directors of MannKind Corporation.

Dr. Friedman brings to his service as a director valuable scientific and operational expertise and leadership skills from his extensive background in cancer research and public health as a senior officer of a leading research institution, deputy and acting commissioner of the FDA, and as an executive officer of a major pharmaceutical company.

Gilla Kaplan, Ph.D. has served as one of our directors since April 1998 and is a member of the Audit Committee. Dr. Kaplan is head of the Laboratory of Mycobacterial Immunity and Pathogenesis at The Public

Health Research Institute Center at the University of Medicine and Dentistry of New Jersey in Newark, New Jersey, where she was appointed full Member in 2002 and Assistant Director in 2006. Dr. Kaplan also was appointed, in 2005, Professor of Medicine at the University of Medicine and Dentistry of New Jersey. Previously, Dr. Kaplan was an immunologist in the Laboratory at Cellular Physiology and Immunology at The Rockefeller University in New York where she was an Associate Professor.

Dr. Kaplan brings to her service as a director valuable scientific expertise and leadership skills from her distinguished career in medical research, including her current role as head of the Laboratory of Mycobacterial Immunity and Pathogenesis at The Public Health Research Institute Center and her past roles and experiences in the field of immunology.

James J. Loughlin has served as one of our directors since January 2007, as Chairman of the Audit Committee since June 2008 and a member of the Compensation Committee since June 2008. Mr. Loughlin served as the National Director of the Pharmaceuticals Practice at KPMG LLP (or KPMG), and a five-year term as member of the Board of Directors of KPMG. Additionally, Mr. Loughlin served as Chairman of the Pension and Investment Committee of the KPMG Board from 1995 through 2001. He also served as Partner in charge of Human Resources, Chairman of the Personnel and Professional Development Committee, Secretary and Trustee of the Peat Marwick Foundation and a member of the Pension, Operating and Strategic Planning Committees. In addition, Mr. Loughlin served as a member of the Board of Directors of Alfacell Corporation (until 2008) and Datascope Corp. (until January 2009).

Mr. Loughlin brings to his service as a director his valuable experiences as National Director of the Pharmaceuticals Practice at KPMG, his service as Chairman of the Pension and Investment Committee of the KPMG Board and his service on various other committees and foundations. In particular, through his professional association with KPMG, including a five-year term as member of the Board of Directors of KPMG, Mr. Loughlin brings to our Board of Directors an extensive background in accounting and financial reporting, qualifying him as an audit committee financial expert (as that term is defined in the regulations of the SEC).

Ernest Mario, Ph.D. has served as one of our directors since August 2007 and is a member of the Nominating Committee since August 2007 and the Executive Committee since June 2008. Dr. Mario is a former Deputy Chairman and Chief Executive of Glaxo Holdings plc and a former Chairman and Chief Executive Officer of ALZA Corporation. Dr. Mario has been a member of the Board of Directors of Boston Scientific Corporation since October 2001, and a member of the Board of Directors of Vivus, Inc., a biopharmaceutical company in Mountain View, California, since April 2012. From 2003 to 2007, he was Chairman and Chief Executive of Reliant Pharmaceuticals, Inc. Dr. Mario currently is the Chief Executive Officer and Chairman of Capnia, Inc., a privately-held specialty pharmaceutical company in Palo Alto, California. He is Chairman of the American Foundation for Pharmaceutical Education and serves as an advisor to the pharmacy schools at the University of Rhode Island and The Ernest Mario School of Pharmacy at Rutgers University. Dr. Mario is the recipient of the 2007 Remington Honor Medal, which is the highest recognition given by the American Pharmacists Association.

Dr. Mario brings to his service as a director his significant executive leadership experience, including his experience leading several pharmaceutical companies, as well as his membership on public company boards and foundations. He also has extensive experience in financial and operations management, risk oversight, and quality and business strategy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS A VOTE FOR THE ELECTION OF EACH NOMINEE UNDER PROPOSAL ONE

Security Ownership of Certain Beneficial Owners and Management

The table below sets forth the beneficial ownership of Common Stock as of April 18, 2012 (except as otherwise noted) by (i) each director, (ii) each Named Executive Officer for fiscal 2011 (as defined below), (iii) all of our current directors and executive officers as a group and (iv) all persons known by the Board of Directors to be beneficial owners of more than five percent of the outstanding shares of Common Stock. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days of April 18, 2012 and restricted stock units (or RSUs) that will vest within 60 days of April 18, 2012, are deemed outstanding for computing the ownership percentage of the stockholder holding such securities, but are not deemed outstanding for computing the ownership percentage of any other stockholder. Upon vesting, RSUs are included as Common Stock. As of April 18, 2012, there were 440,465,477 shares of Common Stock outstanding. Unless otherwise noted, the address of each stockholder listed in the table is c/o Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901.

Name and Address of Beneficial Ownership	Amount and Nature of Beneficial Ownership		Percent of Class
Robert J. Hugin	2,095,409	(1)	*
Jacqualyn A. Fouse, Ph.D.	213,332	(2)	*
Graham Burton, MBBS, FRCP	482,944	(3)	*
Richard W. Barker, D.Phil.	20,000	(4)	*
Michael D. Casey	213,299	(5)	*
Carrie S. Cox	41,015	(6)	*
Rodman L. Drake	110,004	(7)	*
Michael A. Friedman, M.D.	28,058	(8)	*
Gilla Kaplan, Ph.D.	262,896	(9)	*
James J. Loughlin	95,116	(10)	*
Ernest Mario, Ph.D.	136,771	(11)	*
All directors and executive officers as a group (14 persons)	4,220,184	(1)-(12)	1.0%
Janus Capital Management LLC (“Janus Capital”) 151 Detroit Street Denver, Colorado, 80206	29,036,430	(13)	6.6%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	23,658,095	(14)	5.4%

*	Less than one percent (1%)

(1)	Consists of 438,126 shares of Common Stock, 1,540,168 shares of Common Stock underlying stock options, 13,268 shares of Common Stock held in our 401(k) Plan for the benefit of Mr. Hugin and 99,047 shares of Common Stock held by a family foundation of which Mr. Hugin is a trustee and 4,800 shares of Common Stock owned by Mr. Hugin’s children.

(2)	Consists of 8,085 shares of Common Stock, 205,000 shares of Common Stock underlying stock options, and 247 shares of Common Stock held in our 401(k) Plan for the benefit of Ms. Fouse.

(3)	Consists of 55,332 shares of Common Stock, 423,818 shares of Common Stock underlying stock options, and 3,794 shares of Common Stock held in our 401(k) Plan for the benefit of Dr. Burton.

(4)	Consists of 20,000 shares of Common Stock underlying stock options.

(5)	Consists of 7,458 shares of Common Stock and 205,841 shares of Common Stock underlying stock options.

(6)	Consists of 565 shares of Common Stock and 40,450 shares of Common Stock underlying stock options.

(7)	Consists of 13,663 shares of Common Stock and 96,341 shares of Common Stock underlying stock options.

(8)	Consists of 28,058 shares of Common Stock underlying stock options.

(9)	Consists of 6,055 shares of Common Stock, 234,073 shares of Common Stock underlying stock options, and 22,768 shares of Common Stock underlying options held by Dr. Kaplan’s family trusts (the trustee of which is Dr. Kaplan’s brother-in-law and the beneficiaries of which are Dr. Kaplan’s immediate family members). Dr. Kaplan disclaims beneficial ownership over the shares of Common Stock underlying options held by the family trusts.

(10)	Consists of 4,425 shares of Common Stock, 90,091 shares of Common Stock underlying stock options and 600 shares of Common Stock owned by family trusts of which Mr. Loughlin’s spouse is a trustee.

(11)	Consists of 47,055 shares of Common Stock, 86,716 shares of Common Stock underlying stock options and 3,000 shares of Common Stock owned by Dr. Mario’s spouse.

(12)	Also includes shares beneficially owned by Mark J. Alles (161,695 shares consisting of 2,154 shares of Common Stock, 157,132 shares of Common Stock underlying stock options and 2,409 shares of Common Stock held in our 401(k) Plan for the benefit of Mr. Alles), Thomas O. Daniel (191,114 consisting of 1,849 shares of Common Stock, 188,075 shares of Common Stock underlying stock options and 1,190 shares of Common Stock held in our 401(k) Plan for the benefit of Mr. Daniel) and Perry A. Karsen (168,532 consisting of 1,456 shares of Common Stock, 166,667 shares of Common Stock underlying stock options and 409 shares of Common Stock held in our 401(k) Plan for the benefit of Mr. Karsen), each of whom became an executive officer as of February 15, 2012.

(13)	Information regarding Janus Capital was obtained from a Schedule 13G/A, filed by Janus Capital with the SEC on February 14, 2012, which reflects that Janus Capital, through its ownership of INTECH Investment Management (“INTECH”) and Perkins Investment Management LLC, beneficially owns, as of December 31, 2011, an aggregate of 29,036,430 shares of Common Stock. Janus Capital has sole voting power and dispositive power with respect to 28,481,130 shares of Common Stock and shared voting and dispositive power with respect to 555,300 shares of Common Stock beneficially held by INTECH.

(14)	Information regarding BlackRock, Inc., as of December 30, 2011, was obtained from a Schedule 13G filed by BlackRock, Inc. with the SEC on February 9, 2012.

Board Independence

No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no other material relationship with us, directly or as an officer, stockholder or partner of an organization that has such a relationship with us. The Board of Directors observes all criteria for independence established by the Nasdaq Stock Market, or Nasdaq, under its applicable Listing Rules. The Board of Directors has determined that all of our non-employee directors, constituting all but one of our directors, may be classified as “independent” within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules. Executive sessions of our independent directors are convened in conjunction with each regularly scheduled Board of Directors meeting.

Board Meetings; Committees and Membership

General

The Board of Directors held six meetings during fiscal 2011. During fiscal 2011, each of the directors then in office attended more than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings of all committees of the Board on which such director served. Our policy is to encourage our Board members to attend all annual meetings and any special meeting of stockholders. All of our directors attended the 2011 Annual Meeting of stockholders.

We maintain the following committees of the Board of Directors: the Executive Committee, the Compensation Committee, the Nominating Committee and the Audit Committee. Except for the Executive Committee, each committee is comprised entirely of directors who may be classified as “independent” within the meaning of Rule 5605(a)(2) of the Nasdaq Listing Rules. Other than the Executive Committee, each committee acts pursuant to a separate written charter, and each such charter has been adopted and approved by the Board of Directors. A copy of the Amended and Restated Charters of the Audit Committee, the Compensation Committee and the Nominating Committee, as well as our Corporate Governance Guidelines, are available on our website at www.celgene.com by choosing the “Investor Relations” link and clicking on the “Corporate Governance” section.

The Executive Committee

The Executive Committee’s current members are Robert J. Hugin (Chairman), Michael D. Casey and Ernest Mario, Ph.D. The Executive Committee held one meeting during fiscal 2011. The Executive Committee has and may exercise all of the powers and authority of our full Board of Directors, subject to certain exceptions.

The Management Development and Compensation Committee (The “Compensation Committee”)

The Compensation Committee’s current members are Rodman L. Drake (Chairman), Michael D. Casey and James J. Loughlin. The Compensation Committee held five formal meetings and a number of informal meetings during fiscal 2011. The Compensation Committee annually reviews the total compensation packages for all executive officers, including the Chief Executive Officer, considers modification of existing compensation and benefit programs and the adoption of new compensation and benefit plans, administers the plans and reviews the compensation of non-employee members of the Board of Directors and reviews periodically with the Chief Executive Officer our leadership development plans and succession planning. The Compensation Committee has (i) the full power and authority to interpret the provisions and supervise the administration of the Anthrogenesis Corporation Qualified Employee Incentive Stock Option Plan, the Signal Pharmaceuticals, Inc. 2000 Equity Incentive Plan, our 1992 Long-Term Incentive Plan, our 2008 Stock Incentive Plan and the Pharmion Corporation 2000 Stock Incentive Plan, (ii) the full power and authority to administer and interpret the Celgene Corporation 2005 Deferred Compensation Plan (the “Nonqualified Plan”) and (iii) the authority to review all matters relating to our personnel.

Compensation Committee Consultant

The Compensation Committee has retained Radford, an Aon Hewitt Company, which we refer to as “Radford,” as its outside compensation consultant since 2004. Radford was retained by the Compensation Committee as a result of a competitive bidding process conducted by the Compensation Committee. Management did not specifically recommend Radford. Radford regularly meets with the Compensation Committee and provides advice regarding the design and implementation of our executive compensation programs, as well as our director compensation programs. In particular, Radford:

•	reviews and makes recommendations regarding executive and director compensation (including amounts and forms of compensation);

•	provides market data and performs competitive market analyses;

•	advises the Compensation Committee as to best practices; and

•	assists in the preparation of our compensation-related disclosures included in this proxy statement.

In providing its services to the Compensation Committee, with the Compensation Committee’s knowledge, Radford may contact our management from time to time to obtain data and other information from us and to work together in the development of proposals and alternatives for the Compensation Committee to review and consider. In fiscal 2011, the cost of Radford’s executive compensation and director compensation consulting services was $120,008.

In addition, in fiscal 2011, (i) Aon Consulting, an affiliate of Radford, was retained by us to provide global employee benefits consulting services and (ii) Aon Risk Services, an affiliate of Radford, was retained by us for various insurance-related consulting services. In fiscal 2011, the aggregate cost of such other consulting services was $72,847. Our management recommended to the Compensation Committee that we continue to engage Radford for compensation survey data and ad hoc compensation consulting services beyond executive and board compensation work because management believes that Radford remains the leader in providing those services in the biotechnology and pharmaceutical industries.

The Compensation Committee regularly evaluates the nature and scope of the services provided by Radford. The Compensation Committee approved the fiscal 2011 executive and director compensation consulting services described above. Although the Compensation Committee was aware of the other services performed by Aon Consulting and Aon Risk Services, the Compensation Committee did not review such other services as those services were reviewed and approved by management in the ordinary course of business.

In order to ensure that Radford is independent, Radford is only engaged by, takes direction from, and reports to, the Compensation Committee and, accordingly, only the Compensation Committee has the right to terminate or replace Radford at any time. Further, Radford maintains certain internal controls within Aon which include, among other things:

•	Radford is managed separately from Aon and performance is measured solely on the Radford business;

•	no commissions or cross revenue is provided to Aon in the event that Aon introduces Radford to an account, and no Aon staff member is paid commissions or incentives for Radford services;

•	Radford is not rewarded for selling Aon services nor is Radford required to cross-sell services;

•	Radford maintains its own account management structure, contact database and IT network and its survey data is on a separate IT platform from Aon; and

•	no member of Radford’s team is involved in, or sits on, any Aon committee for purposes of selling Aon services.

The Nominating Committee

The Nominating Committee’s current members are Michael D. Casey (Chairman), Rodman L. Drake, Ernest Mario, Ph.D. and Michael A. Friedman, M.D. The Nominating Committee held eight meetings in fiscal 2011. The Nominating Committee determines the criteria for nominating new directors, recommends to the Board of Directors candidates for nomination to the Board of Directors, oversees the evaluation of the Board of Directors, develops and recommends to the Board of Directors appropriate corporate governance guidelines and reviews on a periodic basis the Company’s leadership development plans and succession planning with respect to the position of Chief Executive Officer. The Nominating Committee’s process to identify and evaluate candidates for nomination to the Board of Directors includes consideration of candidates for nomination to the Board of Directors recommended by stockholders. Such stockholder recommendations must be delivered to our Corporate Secretary, together with the information required to be filed in a proxy statement with the SEC regarding director nominees, and each such nominee must consent to serve as a director if elected, no later than the deadline for submission of stockholder proposals as set forth in our By-Laws and under the section of this proxy statement entitled “Stockholder Nominations.” In considering and evaluating such stockholder proposals that have been properly submitted, the Nominating Committee will apply substantially the same criteria that the Nominating Committee believes must be met by a Nominating Committee-recommended nominee as described below. To date, we have not received any recommendation from stockholders requesting that the Nominating Committee consider a candidate for inclusion among the Nominating Committee’s slate of nominees in our proxy statement.

In evaluating director nominees, the Nominating Committee currently considers the following factors:

•	our needs with respect to the particular competencies and experience of our directors;

•	familiarity with our business and businesses similar to ours;

•	financial acumen and corporate governance experience; and

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our desire that our Board reflect diversity with respect to, among other matters, professional and operational experience, scientific and academic expertise, international background, gender, race and ethnicity.

The Nominating Committee identifies nominees first by evaluating the current members of the Board of Directors willing to continue in service. If any member of the Board does not wish to continue in service or if the Nominating Committee or the Board of Directors decides not to re-nominate a member for re-election, the Nominating Committee will identify the required skills, background and experience of a new nominee, in tandem with prevailing business conditions, and will source relevant candidates and present to the Board of Directors suggestions as to individuals who meet the required criteria. The Nominating Committee utilizes the services of an outside search firm to assist it in finding appropriate nominees for the Board of Directors.

The Audit Committee

The Audit Committee’s current members are James J. Loughlin (Chairman), Richard W. Barker, D.Phil. (as of January 20, 2012), Gilla Kaplan, Ph.D. and Carrie S. Cox. The Audit Committee held nine meetings in fiscal 2011. Mr. Loughlin is an “audit committee financial expert” within the meaning of the rules of the SEC and, as such, he satisfies the requirements of Rule 5605(c)(2) of the Nasdaq Listing Rules. The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. In fulfilling its responsibility, the Audit Committee appoints, subject to stockholder ratification, our independent registered public accounting firm. The Audit Committee also reviews our consolidated financial statements and the adequacy of our internal controls. The Audit Committee meets at least quarterly with our management and our independent registered public accounting firm to review and discuss the results of audits or reviews of our consolidated financial statements, the evaluation of the effectiveness of our internal controls over financial reporting and disclosure controls and procedures, the overall quality of our financial reporting and appropriate application of our critical accounting policies and to approve any related person transactions (as defined herein). The Audit Committee’s responsibility is to monitor and oversee these processes, including the activities of the Internal Audit function. The Audit Committee meets separately, at least quarterly, with the independent registered public accounting firm. In addition, the Audit Committee oversees our existing procedures for the receipt, retention and handling of complaints related to auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers or others of concerns on questionable accounting and auditing matters.

Related Person Transaction Policies and Procedures

At the beginning of each calendar year, each member of our Board of Directors and each executive officer is required to complete an extensive questionnaire that we utilize when preparing our annual proxy statement, as well as our Annual Report on Form 10-K. The purpose of the questionnaire is to obtain information from directors and executive officers to verify disclosures required to be made in these documents. Regarding related person transactions, it serves two purposes: first, to remind each executive officer and director of their obligation to disclose any related person transaction entered into between themselves (or family members or entities in which they hold an interest) and us that in the aggregate exceeds $120,000 (“related person transaction”) that might arise in the upcoming year; and second, to ensure disclosure of any related person transaction that is currently proposed or that occurred since the beginning of the preceding year. When completing the questionnaire, each director and executive officer is required to report any such transaction.

Compensation Committee Interlocks and Insider Participation

Each member of the Compensation Committee is an independent director within the meaning of the Nasdaq Listing Rules. There was no interlock among any of the members of the Compensation Committee and any of our executive officers.

Code of Ethics

We have adopted a Financial Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer and other financial professionals. This Financial Code of Ethics is posted on our website at www.celgene.com by choosing the “Investor Relations” link and clicking on the “Corporate Governance” section. We intend to satisfy the disclosure requirements regarding any amendment to, or a waiver of, a provision of the Financial Code of Ethics by posting such information on our website. We undertake to provide to any person a copy of this Financial Code of Ethics upon request to our Corporate Secretary at our principal executive offices.

Stockholder Nominations

Our By-Laws provide that nominations for the election of directors may be made at an annual meeting: (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (b) by any stockholder who (i) is a stockholder of record on the date of the giving of the notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and (ii) complies with the notice procedures set forth below.

In addition to any other applicable requirement for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to our Corporate Secretary. To be timely, a stockholder’s notice to the Corporate Secretary must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided that in the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder (in order to be timely) must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a director: (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of our capital stock which are owned beneficially or of record by the person and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice: (i) the name and record address of such stockholder, (ii) the class or series and number of shares of our capital stock which are owned beneficially or of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in his or her notice and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and serving as a director if elected.

Stockholder Communications

Our Board of Directors has determined that, to facilitate communications with the Board of Directors, or any individual member or any Committee of the Board of Directors, stockholders should direct all communication in writing to our Corporate Secretary at our principal executive offices. Our Corporate Secretary will forward all such correspondence to the Board of Directors, individual members of the Board of Directors or applicable chairpersons of any Committee of the Board of Directors, as appropriate.

Board Leadership Structure

The Board of Directors has concluded that, consistent with past practice and in our best interests and the interests of our stockholders, the positions of Chairman and Chief Executive Officer should be combined.

Accordingly, assuming that the director nominees are elected to the Board at the Annual Meeting, Mr. Hugin will continue to hold the positions of both Chairman and Chief Executive Officer.

The independent directors believe that each of the possible leadership structures for a board has its particular pros and cons, which must be considered in the context of the specific circumstances, culture and challenges facing a company. The independent directors believe that our current model of the combined Chairman/CEO role in conjunction with the independent Lead Director position is the appropriate leadership structure that has served our stockholders well in the past and will continue to do so in the future. Additionally, given the exceptional abilities and strengths of each of our Board members and their variety of organizational backgrounds and wide range of leadership and management structures, the concentration of functions will continue to promote a culture of transparency and accountability that has guided, and will continue to guide, our successful performance.

Our leadership structure is periodically reviewed to ensure that it is appropriate for us given the facts and circumstances at the time of review. The independent directors believe that the combined Chairman/CEO position, together with the independent Lead Director, has certain advantages over other board leadership structures that continue to best meet our current needs, including:

•	efficient communication between management and the Board;

•	clear delineation of the independent Lead Director’s and other independent directors’ oversight roles from the Chairman/CEO’s and other management’s day-to-day operational roles;

•	to ensure that all key and appropriate issues are discussed by the Board in a timely and constructive manner;

•	clarity for our key stakeholders on corporate leadership and accountability; and

•	the Chairman possessing the best knowledge of our strategy, operations and financial condition and, in turn, the ability to communicate that to external stakeholders.

As Chief Executive Officer and President, Mr. Hugin is accountable directly to the full Board of Directors and has day-to-day responsibility for our business operations and for general oversight of our business and the various management teams that are responsible for our day-to-day operations.

We believe that the combined Chairman/CEO leadership structure is appropriate for us as it enhances our oversight by utilizing the corporate responsibilities of our Chief Executive Officer who has also served, in the past, as our Chief Financial Officer and Chief Operating Officer.

Independent Lead Director

In June 2007, Michael D. Casey was designated independent Lead Director. In accordance with our corporate governance guidelines, as adopted by the Board of Directors on December 16, 2010, the independent Lead Director provides guidance concerning the agenda for each Board meeting, presides over executive sessions of the independent directors that are held on a regular basis, communicates with the Chairman/Chief Executive Officer after each executive session of the independent directors to provide feedback and to effectuate the decisions and recommendations of the independent directors, and acts as an intermediary between the independent directors and management on a regular basis and when communication out of the ordinary course is appropriate.

Board of Directors Role in Risk Oversight

In connection with its oversight responsibilities, the Board of Directors, including the Audit Committee and Compensation Committee, periodically assesses the significant risks that we face. These risks include financial, technological, competitive, operational and compensation-related risks. The Board administers its risk oversight responsibilities through its Chief Executive Officer and its Chief Financial Officer, who, together with management representatives of the relevant functional areas (e.g. internal audit, legal, regulatory and compliance groups, operational management, human resources, etc.) and the relevant management representatives of each of our operating subsidiaries, review and assess the operations of the businesses as well as operating management’s identification, assessment and mitigation of the material risks affecting our operations.

Section 16(a) Beneficial Ownership Reporting Compliance

Pursuant to Section 16(a) of the Exchange Act, each of our directors, executive officers and any person beneficially owning more than 10 percent of Common Stock is required to report his, her or its ownership of Common Stock and any change in that ownership, on a timely basis, to the SEC. We believe that all applicable acquisitions and dispositions of Common Stock, including grants of options under our Directors’ Incentive Plan and the 2008 Stock Incentive Plan, were filed on a timely basis for fiscal 2011, except the Form 4 report of Dr. Mario inadvertently filed untimely on February 15, 2011 with respect to an open market purchase of Common Stock on January 31, 2011.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview and analysis of our compensation philosophy, the roles and responsibilities of our Management Development & Compensation Committee (the “Compensation Committee”), our CEO and compensation consultant, our compensation plans and programs, and the decisions we have made under our plans and programs. Elsewhere in this CD&A, under the heading “Additional Information Regarding Executive Compensation,” we include a series of tables containing specific information about the compensation earned by the following individuals, who we refer to as our Named Executive Officers (“NEOs”) for fiscal 2011:

•	Robert J. Hugin, Chairman and Chief Executive Officer, who joined the Company in June 1999 and assumed this office effective June 16, 2010;

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Jacqualyn A. Fouse, Ph.D., Executive Vice President and Chief Financial Officer, who joined the Company in September 2010 as Senior Vice President and Chief Financial Officer. Ms. Fouse assumed the role of Chief Accounting Officer on November 15, 2011 and became Executive Vice President and Chief Financial Officer on February 15, 2012;

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Graham Burton, MBBS, FRCP, Senior Vice President Global Regulatory Affairs, Pharmacovigilance, Corporate Quality and Compliance, who joined the Company in July 2003 and assumed this office effective July 1, 2003.

As a result of the retirement of Sol J. Barer, Ph.D., our former Chief Executive Officer, and Aart Brouwer, our former Chairman International, prior to the end of fiscal 2010, the individuals who were executive officers, as that term is defined by the SEC, consisted of Mr. Hugin, Ms. Fouse and Dr. Burton during fiscal 2011 until February 15, 2012, when, in a realignment of management roles and responsibilities, the following three individuals became executive officers (who were also designated as NEOs on February 15, 2012):

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Mark J. Alles, Executive Vice President and Chief Commercial Officer. Since 2009, Mr. Alles has been the President of our Americas region. During fiscal 2011, he assumed responsibility for the commercial activities of our Asia Pacific region as well. Effective January 1, 2012, Mr. Alles assumed the role of Chief Commercial Officer responsible for the commercial operations of the entire Company. In this capacity, over 40% of our workforce reports to Mr. Alles. Effective February 15, 2012, Mr. Alles was elevated to the position of Executive Vice President and Chief Commercial Officer.

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Thomas O. Daniel, M.D., Executive Vice President and President, Research and Early Development. Over the past several years, Dr. Daniel’s role has evolved in connection with his development and execution of a redesigned strategy for our research organization. In this capacity, Dr. Daniel led our efforts in making significant strides and investment in the area of translational medicine, spearheaded the launch of a state-of-the-art research facility in Seville, Spain, managed our research and discovery efforts across multiple sites in the United States and abroad and assumed responsibility for clinical pharmacology. In addition, through Dr. Daniel’s leadership and vision, we have significantly expanded our portfolio of external alliances.

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Perry A. Karsen, Executive Vice President and Chief Operations Officer. In his capacity as Chief Operations Officer, Mr. Karsen is accountable for information technology, corporate development, business development, strategic platforms, legal, corporate services, project leadership, quality operations and technical operations. In late 2010 and through 2011, the quality operations and technical operations groups expanded to include not only external manufacturing, but internal manufacturing as well. This change in strategy has changed our profile in terms of product liability, capital investment and expenditures and headcount. In his capacity as Chief Operations Officer, Mr. Karsen is responsible for the efforts of nearly 25% of our workforce.

In addition to the expanded functional roles assumed by Messrs. Alles and Karsen and Dr. Daniel in February 2012, each of them, together with Mr. Hugin and Ms. Fouse, will be fully engaged in company-wide strategic planning and decision-making aimed at ensuring our long-term success. The full biographies for Messrs. Alles and Karsen and Dr. Daniel are provided elsewhere in this proxy statement under “Additional Information Regarding Executive Compensation — Executive Officers.”

Introduction

Across all metrics that determine performance under our compensation plans and programs, fiscal 2011 was an outstanding year for us. We generated non-GAAP total revenue of $4.814 billion, a 34% increase year over year, and non-GAAP diluted earnings per share of $3.79, a 36% increase year over year. Non-GAAP full year REVLIMID sales were $3.2 billion, an increase of 30%; VIDAZA sales were $705 million, an increase of 32%; THALOMID sales were $339 million, a decrease of 13% and ABRAXANE sales were $386 million. Our stock price reflected our strong performance, increasing over 14% during the year. These strong results were achieved with continued significant investment and progress in all stages of our R&D pipeline and completion of the Abraxis Bioscience integration, despite the challenging European economic environment. For more information about non-GAAP financial achievements, please see the description of non-GAAP financial achievements in “Annual Bonus (MIP) Payout for Fiscal 2011.”

We believe the actions we have taken in designing our executive pay programs will lead to continued stockholder support of our executive compensation programs, as evidenced by the favorable outcome of the stockholder vote to approve executive compensation at the 2011 Annual Meeting of Stockholders (further described below). Our fiscal 2011 compensation programs were designed based on our compensation philosophy and guiding principles that focus on aligning competitive pay to performance. Our fiscal 2011 performance and consequent incentive payouts for our NEOs clearly demonstrate this alignment. In fiscal 2011, our executive compensation programs were structured such that 85% of our NEOs’ total compensation was delivered in the form of short- and long-term incentives, both of which are highly variable and tied to achievement of company goals and objectives.

Advisory Vote on Executive Compensation

We conducted our first non-binding advisory vote on executive compensation last year at our 2011 Annual Meeting of Stockholders, which our stockholders voted should be held annually. At the 2011 Annual Meeting of Stockholders, 96% of the votes cast on the advisory vote on executive compensation proposal were in favor of our NEO compensation as disclosed in the proxy statement. The Compensation Committee reviewed these final vote results and determined that, given the significant level of support, fundamental changes to our executive compensation policies were not necessary. Despite the affirmative vote, however, the Compensation Committee believes that continual review of our executive compensation programs and their alignment to Company and stock price performance is in the best interests of our stockholders. This is evidenced by the following changes proactively made in fiscal 2011 (further described in “Highlights of Best Practices of Our Compensation Programs”):

•	increasing equity as a percentage of NEO compensation;

•	replacing “single-trigger” with “double-trigger” vesting in the event of a change in control;

•	revising our Securities Trading Policy to, among other things, clarify prohibitions on trading in derivative securities and liabilities for violation of the policy;

•	including relative total shareholder return as a key performance metric;

•	including a mandatory three year hold on performance shares awarded; and

•	increasing CEO equity ownership requirements from three times base salary to six times base salary.

Our Compensation Philosophy

Our executive compensation philosophy is centered on the concept that compensation programs must be designed to focus executives on delivering both short- and long-term value to our stockholders. As such, the objectives against which executives’ performance is measured (and pay is subsequently delivered) require our NEOs not only to balance their focus between short- and long-term business strategies, but also to maintain a balanced and appropriate risk profile.

In order to provide a consistent framework within which the Compensation Committee sets objectives, measures performance and decides compensation actions for our NEOs, we design our plans and deliver compensation according to the following principles:

•	Value Creation: In making compensation decisions and setting target pay, the Compensation Committee balances historical performance of each NEO with his/her expected future contributions.

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Pay for Performance:    Our compensation programs are designed to deliver compensation that is commensurate with the level of performance achieved and to align the interest of our executives with the interests of our stockholders. Further, weighting our NEOs’ pay mix more heavily on performance-based incentives ensures that payouts under our compensation plans reflect the achievement of financial and strategic goals.

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Team-Based:    The Compensation Committee reviews and approves objectives and makes compensation decisions based on the NEOs’ performance not only against the specific strategy and objectives of the function(s) for which he/she is responsible, but also against each NEO’s engagement in our broader, longer-range management as a whole. Aligning each NEO’s variable pay to our objectives reinforces our team-based management approach and encourages decision-making that is in the interest of the broader organization.

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Competitive Positioning:    We actively monitor compensation versus our industry and peer group. The Compensation Committee does not target a specific percentile within its peer group; rather, benchmark data is used solely as a reference point when making compensation determinations. The Compensation Committee periodically reviews our peer group and with the input of Radford, makes changes based on factors such as market capitalization, complexity, global presence and those in our industry with whom we compete for talent. Throughout fiscal 2010 and fiscal 2011, our peer group consisted of the following ten companies: Allergan, Inc., Amgen Inc., Baxter International Inc., Biogen Idec Inc., Bristol-Myers Squibb Company, Cephalon, Inc., Eli Lilly and Company, Forest Laboratories, Inc., Genzyme Corporation and Gilead Sciences Inc.

Highlights of Best Practices of Our Compensation Programs

We believe that our compensation plans and programs not only reflect our philosophy with regard to compensation for our NEOs, but are also aligned with best practices with regard to corporate governance. Below is a list that highlights these features and key decisions.

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Risk Mitigation:    We proactively review our compensation programs and policies to ensure they are reflective of our philosophy with regard to risk. The plan features below are designed to promote each NEO’s focus on making decisions that promote a responsible and balanced risk profile:

¡	Diversification and balance of short- and long-term rewards;

¡	Within each variable pay program, multiple metrics that are balanced and weighted so as to not encourage focus on a single metric to the exclusion of others;

¡	All variable and performance-based pay are subject to maximum payouts;

¡	Ownership guidelines for our NEOs (described below).

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Ownership and holding requirements:    In order to ensure that NEOs continue to have a significant stake in our long-term performance and in order to align executives’ compensation to the interest of stockholders, our NEOs have ownership and holding requirements. As CEO, Mr. Hugin’s ownership requirement is six times his annual base salary. The guidelines provide for target stockholdings in an amount equal to three times base salary and one times base salary for Ms. Fouse and Dr. Burton, respectively. Such guidelines will be deemed satisfied if the NEO holds, by the end of the applicable five-year period, at least that number of shares of our Common Stock equal to the value of the target amount divided by our stock price on the date the NEO becomes subject to the guidelines, or December 15, 2010 with respect to Mr. Hugin (the date his ownership target was increased from three times to six times). Owned shares, vested restricted or deferred stock units and vested shares held in the NEO’s 401(k) plan account are included in ownership calculations, but stock options are not. Although not yet required, Mr. Hugin and Dr. Burton currently meet or exceed such stock ownership guidelines.

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Increased weighting on equity compensation:    Beginning with the 2011-2013 Long-Term Incentive Plan, or LTIP, and continuing with the 2012-2014 LTIP, the Compensation Committee expressed its intention to, on a going-forward basis, settle each three-year plan in shares of Celgene common stock granted under the 2008 Stock Incentive Plan, rather than in cash payments for certain NEOs. This further ties compensation and increased value delivered to such NEOs to stock appreciation and delivering long-term value to our stockholders.

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Vesting of equity upon change in control:    On April 13, 2011, we amended the 2008 Stock Incentive Plan to modify vesting provisions relating to a change in control. The amendment eliminated the use of a “single-trigger” under which awards granted prior to July 1, 2011 will vest immediately upon a change in control, and provided that, unless otherwise determined at grant, equity awards granted on and after July 1, 2011 will not immediately vest upon a change in control, but will vest upon an involuntary termination without cause that occurs within two years following a change in control (i.e., upon a “double trigger”).

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No repricing/exchanges without stockholder vote:    Our 2008 Stock Incentive Plan prohibits us from: Modifying stock options to reduce the exercise price or issue a new Stock Option at a lower price for a surrendered stock option. Our 2008 Stock Incentive Plan also prohibits us from repurchasing stock options at a price that is less than the Fair Market Value of a share of Common Stock. This change to our 2008 Stock Incentive Plan was approved by stockholder vote at our June 2011 Annual Meeting and confirms our current and former practice.

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Securities Trading Policy:    We maintain a comprehensive securities trading policy which provides, among other things, that our employees who possess material, non-public information regarding us may not: disclose or trade on such information, transact in our derivative securities without prior written consent of the Chief Executive Officer, short sell our securities, buy or sell our securities during any designated blackout period, or hold our stock in a margin account or pledge our stock as collateral for a loan without prior approval of the Treasurer or the Chief Financial Officer. Individuals classified as “insiders” (which includes the NEOs) and related persons (as defined in the policy) generally may not buy or sell our securities without prior approval, except under approved Rule 10b5-1 trading plans.

•	Relative Total Stockholder Return (R-TSR): In December 2011, the Compensation Committee approved the addition of R-TSR as a measure in its 2012-2014 LTIP, described elsewhere in this proxy.

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NEO Cost Analysis:    In order to ensure that our compensation programs remain aligned to the interests of our stockholders and to further reinforce a team-based approach to management, we have begun to measure our NEOs’ total cost of compensation versus the total cost of compensation paid to named executive officers of companies within our named peer group as an additional data point when making compensation decisions for our NEOs.

Roles & Responsibilities

Overview of the Compensation Committee

The Compensation Committee is responsible for, among other things, overseeing our executive compensation and benefit programs, establishing the base salary, incentive compensation, equity awards and any other compensation for NEOs, including reviewing and approving the CEO’s recommendations for the compensation of NEOs reporting to him. In addition, the Compensation Committee, in conjunction with the Board, reviews and approves the CEO’s performance and compensation levels. The Compensation Committee also ensures that the total compensation paid to our NEOs is reasonable, competitive and achieves the goal of delivering results to our stockholders.

Role of the CEO

The CEO provides his insights, judgment and recommendations to the Compensation Committee regarding the setting of performance objectives for the NEOs and other leadership positions reporting to him. At the beginning of each year, the CEO establishes goals and objectives with each NEO that are designed to advance his/her individual functional area, while promoting achievement of the overall corporate performance goals. The Compensation Committee then reviews each NEO’s goals and objectives to further ensure they are aligned with overall corporate goals and the interests of our stockholders.

At the conclusion of each fiscal year, the CEO evaluates the actual performance of each of these positions against their established objectives via our performance review process and recommends appropriate salary adjustments and incentive awards to the Compensation Committee via our compensation review process.

At the request of the Compensation Committee, the CEO participates in Compensation Committee meetings and provides relevant assessment and explanation supporting his recommendations. Other members of our management, as well as certain advisors, including our outside compensation consultant, may also attend Compensation Committee meetings at our request.

Role of the Compensation Consultant

The Compensation Committee has retained Radford as its compensation consultant to assist in the continual development and evaluation of compensation plans and programs and the Compensation Committee’s determinations of compensation awards. The Compensation Committee’s consultant attends Compensation Committee meetings and provides third-party data, independent analyses, advice and industry expertise on plan design as well as proposed executive compensation levels within our plans.

At the request of the Compensation Committee, Radford reviews briefing materials prepared by management and outside advisers to management and advises the Compensation Committee on matters covered in the materials, including the consistency of proposals with the Compensation Committee’s compensation philosophy and comparisons to programs at other companies. Also at the request of the Compensation Committee, Radford prepares its own analyses and reports, including positioning of plans and programs within the context of competitive market analyses designed to ensure our plans and programs reinforce the principles within our compensation philosophy. For more information about the Compensation Committee’s engagement of Radford, please see “Board Meetings; Committees and Membership — Compensation Committee Consultant.”

Elements of Our Compensation Programs for NEOs

The goal of our compensation plans and programs is to deliver appropriate, yet fiscally responsible, compensation to NEOs that focuses their efforts on delivering results against short- and long-term objectives, provides sustained value to stockholders and encourages taking responsible, appropriate and balanced risk. To achieve these goals, we have designed our compensation programs to include the components described below.

Pay Mix

The Compensation Committee believes that compensation for our NEOs must be a mix of variable compensation (both short- and long-term) and fixed compensation (base salary) in order to reinforce our executives’ responsibility to balance short- and long-term performance while maintaining focus on delivering value for our stockholders. As such, our programs offer opportunity for gain in the event of successful performance and reduced compensation in the absence of success. The Compensation Committee also believes in minimal use of perquisites as they do not reinforce our pay-for-performance philosophy. For our NEOs, the mix of compensation is weighted toward long-term, performance-based pay that is intended to correlate awards earned under our plans and programs to the overall delivery of corporate performance and stockholder value. The charts reflect our compensation goals with respect to compensation paid to Mr. Hugin, Ms. Fouse and Dr. Burton, our NEOs in fiscal 2011.

Fixed Compensation includes base salary and Performance- Based Compensation includes bonus, LTIP(1) and equity awards.	Short-Term Compensation includes annual bonus and Long-Term Compensation includes LTIP(1) and equity awards

Cash Compensation includes base salary, bonus and LTIP(1) and Equity Compensation includes all equity grants awarded in fiscal 2011.

(1)	For the 2011 — 2013 and 2012 — 2014 LTIP performance cycles, potential payouts may be paid in cash or shares as described elsewhere in this proxy statement.

Base Salary

Base salaries for our NEOs provide a fixed rate of pay and serve as the basis for calculating targets in certain variable pay programs (as discussed below). Starting salaries and subsequent increases are determined based on the following factors:

•	performance, experience, expected future contribution and ability to deliver value to stockholders;

•	analysis of internal pay relationships; and

•	market conditions, competitive positioning and our approved salary increase budget.

Annual Bonus

Our Management Incentive Plan (“MIP”) is a variable pay plan designed to focus NEOs on annual goals and objectives that are established in order to contribute to the overall long-term health of our business. The Compensation Committee reviews and approves each plan year’s metrics under the MIP to ensure an accelerated and ongoing degree of difficulty commensurate with our short- and long-term business plan. We believe that the targets under the MIP while challenging, are achievable.

The goals for each NEO other than the CEO are set annually by the executive in collaboration with the CEO and are reviewed and approved by the Compensation Committee. The goals for the CEO are set annually and are reviewed and approved by the Compensation Committee. Bonus targets for our NEOs are expressed as a percentage of eligible base salary earnings. Actual payments made under the MIP are calculated based on performance versus the Compensation Committee-approved corporate and individual goals. For Ms. Fouse and Dr. Burton, the maximum potential bonus payout under the MIP for fiscal 2011 was 200% of the annual bonus target and the minimum potential bonus payout was zero. For Mr. Hugin the maximum potential bonus payout under the MIP for fiscal 2011 was 200% of his annual base salary earnings and the minimum potential bonus payout was zero. Awards generally are payable on the last payroll payment date in February following the year to which the performance goals relate. Payments under our MIP are deferrable under our Nonqualified Plan and are made in cash.

Long-Term Incentives

Equity Grants

The Compensation Committee’s policy on equity awards for NEOs is that they should be awarded to align the interests of our NEOs with those of our stockholders and should reward achievement of exceptional corporate performance over time. As such, the 2008 Stock Incentive Plan is an important component of our total compensation strategy. The equity pool is approved each year by the Compensation Committee, subject to the overall maximum amount of shares of our stock available under the 2008 Stock Incentive Plan.

Long-term, equity-based compensation may be awarded to our NEOs in the form of stock options, RSUs or performance-based equity (through our Long-Term Incentive Plan, as described below). This deliberate mix of equity ensures that wealth creation is tied to stock performance (via stock options), continued employment with us (via “cliff-vested” RSUs) and our financial performance (via performance-based equity that may be issued under the Long-Term Incentive Plan as described below). The Compensation Committee decides on targets and actual award amounts based upon relative contribution to our performance, individual performance and demonstrated leadership, and expected future contribution.

The Compensation Committee establishes target equity award amounts annually for our NEOs. Awards granted are a mix of 2/3 stock options that are subject to service-based vesting over four years, (i.e., 25% on each of the first four anniversaries of the grant date) and generally remain exercisable for ten years after the grant date, and 1/3 RSUs (using a conversion ratio of one RSU for every three stock options) that are subject to a three-year, service-based cliff vesting schedule. If the participant is age 55 or greater and has at least five years of service at the date of retirement, options will continue to vest and remain exercisable until the earlier of three years after retirement or the original expiration date. Time-based restricted stock units vest 100% on the third anniversary of the award date.

The Compensation Committee has weighted the awards more toward stock options as these awards accrue value only when the market price of our Common Stock is above the exercise price, placing an emphasis on stock performance which aligns our executives’ interests to those of our stockholders. Additionally, the smaller weighting of RSUs allows the Compensation Committee to deliver equivalent value while using fewer authorized shares for awards under our 2008 Stock Incentive Plan. The Compensation Committee may in the future adjust the mix of award types or approve different award types, as part of the overall long-term incentive award strategy. Awards made in connection with a new, extended or expanded employment relationship may involve a different mix of equity vehicles depending on the Compensation Committee’s assessment of the total compensation package being offered.

Stock options granted to our NEOs and other executives at the vice president level and above between September 19, 2000 and October 1, 2004 contained a reload feature. The reload feature generally provided that if the optionee exercised a stock option at least six months prior to its expiration, the optionee would be granted a new stock option. The number of shares of Common Stock underlying the additional stock option would equal the number of shares of Common Stock exchanged by the optionee to exercise the original stock option or to pay withholding taxes thereon. The reload feature was removed from our 2008 Stock Incentive Plan and no stock options granted after October 1, 2004 contain a reload feature. In connection with the exercise of a previously granted option with a reload feature, on September 9, 2011 Dr. Burton received an option to purchase 257 shares of Common Stock with an exercise price of $60.33 per share. The grant date fair value of the additional option granted to Dr. Burton is reflected in the Summary Compensation Table and the Grants of Plan Based Awards Table.

Long-Term Incentive Plan (“LTIP”)

The LTIP is a three-year plan designed to focus executives on achievement of longer-term objectives that are intended to ensure strength in our long-term financial, commercial and research and development position. An additional objective of the LTIP is to promote management continuity in key functional areas. Prior to the commencement of each three-year plan (each called a “performance cycle”), the Compensation Committee establishes three key corporate-wide metrics against which performance will be measured. These objectives are weighted and awards earned under the LTIP are calculated based on actual performance of the objectives versus these weighted objectives as measured in the last year of each performance cycle. We believe that the targets under the LTIP while challenging, are achievable.

The payout levels under the three current LTIP performance cycles are based on each NEO’s base salary at the time the LTIP was approved by the Compensation Committee and are provided below under “Key 2011 Compensation Actions & Plan Highlights — Equity Compensation.”

We have three separate performance cycles running concurrently for 2010 — 2012, 2011 — 2013 and 2012 — 2014 that will end December 31, 2012, 2013 and 2014, respectively. The three performance measures for the cycles ending on December 31, 2012 and 2013 are: Non-GAAP earnings per share (EPS) (25% weighting), non-GAAP net income (25% weighting) and non-GAAP total revenue (50% weighting). Beginning with the 2012-2014 performance cycle, relative total stockholder return has replaced non-GAAP net income and the weighting of each objective was adjusted as follows: Non-GAAP EPS (37.5% weighting), non-GAAP revenue (37.5% weighting) and R-TSR (25% weighting). For purposes of the LTIP, R-TSR is calculated as the percent change in our stock price at the beginning and the end of the measurement period. Once Celgene’s total stockholder return is calculated, its percentile will be determined versus the TSR of the top 35 companies in the biopharmaceutical industry (defined by market capitalization prior to the commencement of the Plan Cycle, as suggested by Radford and approved by the Compensation Committee). Any payout based on R-TSR will be at the threshold level if our TSR is at the 50th percentile, target level if our TSR is at the 70th percentile and maximum level if our TSR is at the 90th percentile or higher. If our TSR is below the 50th percentile, there will be no payout associated with this measure. The Compensation Committee believes that the addition of R-TSR further aligns executive pay with the interests of our stockholders and achieves a more balanced approach to performance-based long-term incentives by focusing executive pay not only on internal financial measures, but also on a measurement of stock performance versus industry peers.

Payments under the LTIP may be made in cash or stock, as determined by the Compensation Committee in its sole discretion. Cash payments, if made, are deferrable for our U.S.-based plan participants. For the 2011 — 2013 and 2012 — 2014 LTIP performance cycles, it is our intention to settle in shares, which shares will be subject to a three-year mandatory hold. Delivering value to NEOs under the LTIP in the form of shares ensures that value creation of compensation delivered under the LTIP is driven by the long-term performance of Celgene stock. Specific data pertaining to performance targets, individual targets and resulting payments under the LTIP can be found elsewhere in this proxy statement under the “Key 2011 Compensation Actions & Plan Highlights” section.

Other Elements of Compensation

Retirement Benefits

We do not offer pension benefits to our NEOs. Instead, we provide the opportunity to accumulate retirement income through:

•	Equity Awards (described elsewhere in this proxy statement).

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Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”): The Nonqualified Plan is an unfunded plan to which certain U.S.-based management-level employees and certain NEOs may elect to defer up to 90% of their base salary and up to 100% of their MIP and cash-based LTIP payments. For fiscal 2011, we made semi-monthly cash matching contributions to the Nonqualified Plan on behalf of Mr. Hugin at a rate of up to 15% of his gross base salary earnings. Ms. Fouse and Dr. Burton are not eligible to receive matching contributions under the Nonqualified Plan. For further discussion of the Nonqualified Plan, see “Additional Information Regarding Executive Compensation–Nonqualified Deferred Compensation Table” elsewhere in this proxy statement.

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401(k) Plan: We make matching contributions under our 401(k) Plan in the form of shares of our Common Stock Plan to the accounts of all eligible employees who participate in the Plan, including our NEOs.

Other Benefits

We provide our NEOs health and welfare benefits that are consistent with the plans, programs and eligibility provided to other employees. Additionally, we offer the NEOs reimbursement for professional tax and financial counseling of up to $15,000 per calendar year, which alleviates concerns with respect to tax preparation and financial planning, thereby eliminating potential distractions to the effective management of our business. We also offer excess liability insurance premiums to our NEOs and other senior-level employees.

Employment Agreements

We entered into an employment contract with Mr. Hugin effective May 1, 2006, which was further amended to comply with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, effective on December 31, 2008. Effective on June 16, 2010, Mr. Hugin’s employment agreement was further amended to reflect his appointment as Chief Executive Officer. We also entered into a letter agreement with Dr. Burton effective June 2, 2003, as amended on April 2, 2008, and a letter agreement with Ms. Fouse dated August 18, 2010. These employment and letter agreements specify an annual base salary for each of the NEOs. Other than Mr. Hugin, our NEOs are not entitled to golden parachute (Code Section 280G) excise tax gross-up. Although Mr. Hugin is entitled to a “modified” tax gross-up (i.e., only if amounts paid in connection with a change in control is in excess of 105% of the greater amount that could be paid without triggering the excise tax), he would not have received an excise tax gross-up had a change in control occurred on December 31, 2011. If Ms. Fouse becomes entitled to any amounts subject to the excise tax under Code Section 280G, such amounts will be reduced to the extent necessary to avoid such excise tax if such reduction would result in a greater after tax payment to Ms. Fouse. We discuss the terms and conditions of these agreements elsewhere in this proxy statement under the heading “Additional Information Regarding Executive Compensation — Agreements with our NEOs.”

Key 2011 Compensation Actions and Program Highlights

In 2011, the Compensation Committee approved certain adjustments to compensation and awards and payouts for each NEO based on performance versus pre-approved objectives established under each compensation program as described elsewhere in this proxy statement.

Base Salary

In its capacity as consultant, each year, Radford provides an analysis of the competitive landscape within our industry and our peer group as additional context in which the Compensation Committee approves salaries for our NEOs. Ms. Fouse joined Celgene on September 27, 2010; therefore she did not receive a salary adjustment in March 2011. Unless otherwise noted, the effective date of the base salary increases for our NEOs is aligned with our broad-based employee population.

NEO	2010 Salary	2011 Salary	Effective Date of Salary Adjustment	2012 Salary	Effective Date of Salary Adjustment
Robert J. Hugin	$975,000	$1,075,000	5/1/2011*	$1,175,000	3/1/2012
Jacqualyn Fouse, Ph.D.	$700,000	$700,000	n/a	$735,000	3/1/2012
Graham Burton, MBBS, FRCP	$495,000	$510,000	3/1/2011	$525,300	3/1/2012

*	In 2011, Mr. Hugin’s salary adjustment was effective May 1, which is consistent with the terms of his employment contract. In order to provide company-wide consistency, beginning in 2012, the effective date of Mr. Hugin’s base salary increase has been aligned to March 1.

Annual Bonus (MIP) Payout for Fiscal 2011

In January 2012, the Compensation Committee approved an overall performance score for us of 129.5% of target, reflecting significant growth and achievement versus objectives during fiscal 2011. The corporate performance measures for fiscal 2011 were based on the following components, which were weighted as follows:

56% Financial Objectives

•	28% on non-GAAP total revenue — Range of $4.4 billion to $4.5 billion; and

•	28% on non-GAAP diluted EPS — Range of $3.30 to $3.35 per share.

44% Non-Financial Objectives (Selected Strategic Corporate Objectives)

•	advancement of marketed products REVLIMID® in multiple myeloma and MDS, ABRAXANE® in NSCLC and ISTODAX® in PTCL;

•	advancement of priority pivotal programs;

•	clinical advancement of early stage product candidates;

•	implementation of integrated strategy for product acceleration and development; and

•	talent development.

We have not disclosed all of the non-financial targets or performance versus those targets for the fiscal 2011 MIP performance period because we believe that disclosing certain non-financial performance targets for the plan will result in competitive harm to us. Such information represents confidential business information that could place us at a competitive disadvantage because it provides insight into our strategic long-term and financial goals including: the development of our proprietary pipeline and research strategies, our clinical development plans, our regulatory strategies and our international expansion plans.

Our total result achieved versus established performance MIP targets for fiscal 2011 was 129.50%, which includes both financial and non-financial performance, with weighted scores of 95% and 34.5%, respectively. These fiscal 2011 financial achievements include non-GAAP diluted EPS of $3.62 and non-GAAP total revenue of $4.672 billion. As a result of the lack of generic competition following the loss of exclusivity of VIDAZA® in the United States on May 19, 2011, any revenue over 100% of target, or the $142 million in revenues earned between May 19, 2011 and the end of fiscal 2011 were not included in the calculation of our Management Incentive Plan (MIP) score. Earnings per share (EPS) were also adjusted from $3.79 to $3.62 for purposes of calculating our MIP. Among the achievements in the clinical area are multiple patient accruals on key strategic studies, both domestically and internationally, clinical pipeline advancements in key products and the advancement of multiple clinical compounds.

Financial measures that are not defined by generally accepted accounting principles (GAAP) provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during and after certain items that would not otherwise be apparent on a GAAP basis. We exclude certain items that management does not believe affect our basic operations and do not meet the GAAP definition of unusual or non-recurring items. Non-GAAP total revenue, non-GAAP net income and non-GAAP diluted earnings per share are not, and should not be viewed as, a substitute for similar GAAP items. The following is a discussion of the differences between each non-GAAP financial measure included in this proxy statement with the most comparable financial measure calculated and presented in accordance with GAAP:

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Non-GAAP total revenue of $4.814 billion vs. GAAP total revenue of $4.842 billion in fiscal 2011. The difference between the two figures is attributable to sales related to non-core products which are to be exited, including those that were exited during 2011. These non-core products arose from our acquisitions of Abraxis BioScience, Inc., or Abraxis, in fiscal 2010 and Pharmion Corporation, or Pharmion, in fiscal 2008. Such sales are excluded from the non-GAAP figure, but included in the GAAP figure.

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Non-GAAP net income of $1.753 billion vs. GAAP net income of $1.317 billion in fiscal 2011. The difference between the two figures is primarily attributable to (i) the effects of charges for share-based employee compensation expense, (ii) research charges related to certain collaborative arrangements, (iii) amortization of intangibles and other charges resulting from the acquisitions of Abraxis, Pharmion and Gloucester, (iv) benefit recorded for the reduction in the fair value of contingent value rights issued as part of the Abraxis acquisition, (v) impairment expense related to the in-process research and development asset acquired as part of the Abraxis acquisition, (vi) the effect of charges related to the step-up in inventory value for inventory acquired in the Abraxis acquisition and (vii) adjustments to the income tax provision for the tax effect of these items. Each of items (i) through (vii) are excluded from the non-GAAP figure, but included in the GAAP figure.

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Non-GAAP diluted earnings per share of $3.79 vs. GAAP diluted earnings per share of $2.85 in fiscal 2011. The difference between the two figures is primarily attributable to the effect of net income items (i) through (vii) listed above. Each of such items (i) through (vii) are excluded from the non-GAAP figure but included in the GAAP figure.

For a reconciliation of the non-GAAP financial measures to the most comparable financial measure calculated and presented in accordance with GAAP for fiscal 2011, see Appendix A to this proxy statement.

Under the MIP, the Compensation Committee may adjust, modify or amend the performance measures and targets in the plan to reflect certain events that affect such performance measures and targets, including: (i) restructurings, discontinued operations, extraordinary items or events, corporate transactions (including dispositions or acquisitions) and other unusual or non-recurring items and (ii) changes in tax law or accounting standards required by generally accepted accounting principles.

At its February 2011 meeting, the Compensation Committee determined that non-GAAP diluted EPS, non-GAAP total revenue and certain non-financial measures were appropriate measures for use in connection with the fiscal 2011 MIP. The Compensation Committee believes that these measurements are more reflective of management’s focus and true operating performance. We believe these measures, balanced with our long-term objective of maintaining a significant research and development reinvestment rate, fuels our long-term growth. The Compensation Committee approved these targets for the fiscal 2011 MIP at its February 2011 meeting.

In setting these objectives, we considered our fiscal 2010 performance and established the fiscal 2011 targets considering our long-term strategic plan and our commitment to deliver strong financial results to our stockholders.

For fiscal 2011, Mr. Hugin and Ms. Fouse received cash bonus payments entirely determined by the achievement of corporate goals and Dr. Burton received a cash bonus payment determined 80% on the achievement of corporate goals and 20% on the achievement of individual goals, as evaluated by the Compensation Committee in its sole discretion. The Compensation Committee determined that 50% of the amount paid under the 2011 LTIP to Mr. Hugin was required to be deferred under the Nonqualified Plan.

Fiscal 2011 MIP

MIP Payouts for NEOs for Fiscal 2011 Performance

NEO	Bonus Target for Fiscal 2011	Corporate Weighting X Corporate Score	Individual Weighting X Individual Score	Actual Target Modifier	Bonus Paid 2/29/2012	2012 Bonus Target
Robert J. Hugin	125%	100% x 129.5%	—	129.5%	$1,686,198	135%
Jacqualyn Fouse, Ph.D.	65%	100% x 129.5%	—	129.5%	$589,225	65%
Graham Burton, MBBS, FRCP	55%	80% x 129.5%	20%(1) x 116.0%	126.8%	$353,931	55%

(1)	The key components of Dr. Burton’s individual goals for fiscal 2011 were as follows: Advance strategies and/or key regulatory filings in marketed products in new markets and/or new indications; advance global regulatory strategy for key late stage products; and advance strategy for early stage products in key new indications and/or therapeutic areas.

Fiscal 2012 MIP

We have disclosed the annual short-term incentive bonus for the fiscal 2012 MIP as a percentage of annual base salary for each NEO. As displayed above, the bonus target for Ms. Fouse is unchanged for fiscal 2012 at 65% of eligible base salary earnings. Upon reviewing competitive positioning of total direct compensation as provided and recommended by Radford, the Compensation Committee approved an increase to the MIP target for Mr. Hugin from 125% to 135% of eligible base salary earnings. Additionally, below are the financial and several selected nonfinancial targets for the fiscal 2012 MIP:

56% Financial Objectives(1)

•	28% on non-GAAP total revenue — Range of $5.4 billion to $5.6 billion; and

•	28% on non-GAAP diluted EPS — Range of $4.65 to $4.85 per share.

44% Non-Financial Objectives (Selected Strategic Corporate Objectives)(1)

•	advancement of our hematology clinical & regulatory pipeline: REVLIMID® in multiple myeloma and lymphoma; pomalidomide in multiple myeloma;

•	advancement of our oncology clinical & regulatory pipeline: ABRAXANE® in non-small cell lung cancer, pancreatic cancer and melanoma;

•	advancement of our immune & inflammation clinical & regulatory pipeline: apremilast in psoriatic arthritis, psoriasis, rheumatoid arthritis and ankylosing spondylitis; and

•	clinical advancement of early stage product candidates.

(1)	Matters discussed in this proxy statement, including financial targets, may constitute forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. No forward-looking statement can be guaranteed. Risks and uncertainties include risks associated with current or pending research and development activities, actions by the U.S. Food and Drug Administration and other regulatory authorities, and those other factors detailed in our filings with the SEC.

Equity Compensation

Pursuant to the philosophy and approach described elsewhere in this proxy statement, for fiscal 2011, Radford recommended, and the Compensation Committee approved, the following equity awards to our NEOs:

Name	Stock Options	RSUs
Robert J. Hugin	173,000	30,000
Jacqualyn Fouse, Ph.D.	45,000	7,800
Graham Burton, MBBS, FRCP	41,675	6,667

RSUs were granted on May 2, 2011 and are subject to three-year service based cliff vesting. Mr. Hugin was granted 38,000 stock options for the first quarter of fiscal 2011 and 45,000 stock options on a quarterly basis thereafter. Ms. Fouse was granted 11,250 stock options on a quarterly basis. Dr. Burton was granted 11,675 stock options for the first quarter of fiscal 2011 and 10,000 stock options on a quarterly basis thereafter. Stock option awards are awarded in equal amounts on a quarterly basis and vest 25% per year over four years from the date of grant and have an exercise price equal to the fair market value of our common stock on the date of grant.

In addition, in February 2012 the Compensation Committee approved a one-time grant to Ms. Fouse of 12,500 stock options and 4,167 restricted stock units to recognize her strong performance and contributions in fiscal 2011. The stock options have an exercise price of $73.92 and will vest in four equal annual installments commencing on March 1, 2013 subject to her continued employment. Subject to her continued employment, the restricted stock units will vest on March 1, 2015.

LTIP Plan

During fiscal 2011, Mr. Hugin and Dr. Burton received an award for the 2008 — 2010 performance cycle, based on overall achievement under the plan of 160.5% of target, the details of which have been disclosed in other public filings. We have not disclosed the specific performance targets under the LTIP because these targets represent confidential business information that could place us at a competitive disadvantage by providing insight into our long-term performance and financial goals. Additionally, the LTIP is unique among our peers and as a result, we believe that disclosing the targets will give our competitors insight into the plan and thus an unfair advantage in potentially enticing and recruiting our leadership talent.

Mr. Hugin and Dr. Burton are also eligible to receive an award for each of the three separate three-year performance cycles that have not been completed (i.e., 2010 — 2012, 2011 — 2013, and 2012 — 2014). Due to her September 27, 2010 date of hire, Ms. Fouse is participating in two of the three LTIP cycles running concurrently, the 2011 — 2013, and 2012 — 2014. Details regarding the targets and performance versus those targets for the 2009 — 2011 LTIP cycle are discussed below. The targets under the LTIPs are expressed as a percentage of the NEO’s annual base salary at the time the LTIP was approved by the Compensation Committee, and are as follows:

2009 — 2011 Performance Period

The potential payouts, expressed as the NEO’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2009 — 2011 performance period are as follows:

Name	Threshold(1)	Target(2)	Maximum(3)
Robert J. Hugin	$375,000	$750,000	$1,500,000
Graham Burton, MBBS, FRCP	$112,500	$225,000	$450,000

(1)	The threshold payout is 50% of base salary for Mr. Hugin and 25% of base salary for Dr. Burton.

(2)	The target payout is 100% of base salary for Mr. Hugin and 50% of base salary for Dr. Burton.

(3)	The maximum payout is 200% of base salary for Mr. Hugin and 100% of base salary for Dr. Burton.

2010 — 2012 Performance Period

The potential payouts, expressed as the NEO’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2010 — 2012 performance period are as follows:

Name	Threshold(1)	Target(2)	Maximum(3)
Robert J. Hugin	$390,000	$780,000	$1,560,000
Graham Burton, MBBS, FRCP	$118,750	$237,500	$475,000

(1)	The threshold payout is 50% of base salary Mr. Hugin and 25% of base salary for Dr. Burton.

(2)	The target payout is 100% of base salary for Mr. Hugin and 50% of base salary for Dr. Burton.

(3)	The maximum payout is 200% of base salary Mr. Hugin and 100% of base salary for Dr. Burton.

2011 — 2013 Performance Period

The potential payouts (in either cash or shares, as determined by the Compensation Committee), expressed as the NEO’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2011 — 2013 performance period are as follows:

Name	Threshold(1)	Target(2)	Maximum(3)
Robert J. Hugin	$487,500	$1,218,750	$1,950,000
	8,238 shares	20,594 shares	32,950 shares
Jacqualyn A. Fouse, Ph.D.	$350,000	$700,000	$1,400,000
	5,914 shares	11,828 shares	23,657 shares
Graham Burton, MBBS, FRCP	$123,750	$247,500	$495,000

(1)	The threshold payout is 50% of base salary for each of Mr. Hugin and Ms. Fouse, and 25% of base salary for Dr. Burton. The share payment option is determined using the average closing price of our Common Stock for the 30 trading days immediately prior to the commencement of the measurement period which began on January 1, 2011.

(2)	The target payout is 125% of base salary for Mr. Hugin, 100% for Ms. Fouse, and 50% of base salary for Dr. Burton. The share payment option is determined using the average closing price of our Common Stock for the 30 trading days immediately prior to the commencement of the measurement period which began on January 1, 2011.

(3)	The maximum payout is 200% of base salary for each of Mr. Hugin and Ms. Fouse, and 100% of base salary for Dr. Burton. The share payment option is determined using the average closing price of our Common Stock for the 30 trading days immediately prior to the commencement of the measurement period which began on January 1, 2011.

2012 — 2014 Performance Period

The potential payouts (in either cash or shares, as determined by the Compensation Committee), expressed as the NEO’s base salary multiplied by the applicable percentage (threshold, target or maximum), under the LTIP for the 2012 — 2014 performance period are as follows:

Name	Threshold(1)	Target(2)	Maximum(3)
Robert J. Hugin	$537,500	$1,343,750	$2,150,000
	8,433 shares	21,082 shares	33,731 shares
Jacqualyn A. Fouse, Ph.D.	$350,000	$700,000	$1,400,000
	5,491 shares	10,982 shares	21,964 shares
Graham Burton, MBBS, FRCP	$127,500	$255,000	$510,000

(1)	The threshold payout is 50% of base salary for Mr. Hugin and Ms. Fouse and 25% of base salary for Dr. Burton. The share payment option is determined using the average closing price of our Common Stock for the 30 trading days immediately prior to the commencement of the measurement period which began on January 1, 2012.

(2)	The target payout is 125% of base salary for Mr. Hugin, 100% for Ms. Fouse and 50% of base salary for Dr. Burton. The share payment option is determined using the average closing price of our Common Stock for the 30 trading days immediately prior to the commencement of the measurement period which began on January 1, 2012.

(3)	The maximum payout is 200% of base salary for Mr. Hugin and Ms. Fouse and 100% of base salary for Dr. Burton. The share payment option is determined using the average closing price of our Common Stock for the 30 trading days immediately prior to the commencement of the measurement period which began on January 1, 2012.

At the conclusion of the 2009 — 2011 performance cycle, the Compensation Committee approved the performance versus the pre-established measures, consisting of three financial performance objectives: (1) non-GAAP diluted EPS target, (2) non-GAAP net income target, and (3) non-GAAP revenue target. At the time the Compensation Committee established the 2009 — 2011 LTIP performance targets; these targets represented a significant increase over our 2008 results. As a result of the lack of generic competition following the loss of exclusivity of VIDAZA® in the United States on May 19, 2011, any revenue over 100% of target, or the $142 million in revenues earned between May 19, 2011 and the end of fiscal 2011 were not included in the calculation of our LTIP score. Accordingly, diluted earnings per share (EPS) was also adjusted from $3.79 to $3.62 for purposes of calculating our LTIP score.

Performance results for 2009 — 2011 LTIP were as follows:

•	weighting of 25% on non-GAAP diluted EPS (achieved 111.4% of target);

•	weighting of 25% on non-GAAP net income (achieved 109.6% of target); and

•	weighting of 50% on non-GAAP total revenue (achieved 133.5 % of target).

Based on a total score of 171%, Mr. Hugin and Dr. Burton received payments under the 2009-2011 LTIP of $1,282,500 and $384,750, respectively.

Matching Contributions

Our 401(k) Plan is a tax-qualified retirement savings plan available to all of our eligible employees, including our NEOs. Under the 401(k) Plan, we make discretionary matching contributions to participants (including our NEOs) in the form of shares of our Common Stock to such participant’s plan account of up to 6% of their eligible earnings or the maximum permitted by law. The table below set forth the matching contributions we made under the 401(k) Plan for fiscal 2011 to our NEOs:

Name	Matching Contributions under the 401(k) Plan(1)
Robert J. Hugin	246.822 shares of Common Stock (fair value of $16,685)
Jacqualyn A. Fouse, Ph.D.	246.822 shares of Common Stock (fair value of $16,685)
Graham Burton, MBBS, FRCP	246.822 shares of Common Stock (fair value of $16,685)

(1)	The matching 401(k) Plan amounts reflect the fair value of the shares as of December 30, 2011 and are included in the Summary Compensation Table, column (i), which is included elsewhere in this proxy statement.

Employer Contributions to the Nonqualified Deferred Compensation Plan

For fiscal 2011, we made semi-monthly cash matching contributions to the Nonqualified Plan on behalf of Mr. Hugin in the amount of 15% of gross base salary earnings for an aggregate annual contribution of $155,000. Ms. Fouse and Dr. Burton were not eligible to receive matching contributions under the Nonqualified Plan. For further discussion of the Nonqualified Plan, see “Additional Information Regarding Executive Compensation —Nonqualified Deferred Compensation Table” elsewhere in this proxy statement.

Other Benefits

Each of the NEOs receives medical, dental, disability and life insurance coverage on the same terms as other employees. Our executive compensation program also includes limited perquisites and other benefits. Mr. Hugin, Ms. Fouse, and Dr. Burton were eligible for reimbursement of reasonable expenses incurred in obtaining professional tax and financial counseling up to a maximum of $15,000 annually. Under this benefit, in fiscal 2011, no reimbursements were made to our NEOs.

In addition, we provide an excess liability insurance policy to certain senior level eligible employees. The premiums for such policies are taxable income for Mr. Hugin, Ms. Fouse and Dr. Burton. For fiscal 2011, we made premium payments as follows: $1,866 for Mr. Hugin, $1,866 for Ms. Fouse and $891 for Dr. Burton. Mr. Hugin also received Company contributions to a health savings account in fiscal 2011 equal to $1,600 at the same rate as other employees who enroll in this plan. Attributed costs of the perquisites and other personal benefits described above for our NEOs for fiscal 2009, fiscal 2010 and fiscal 2011 are included in column (i) of the Summary Compensation Table.

Policy with respect to Compensation Deductibility

Our policy with respect to the deductibility limit of Section 162(m) of the Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in our best interest. We reserve the right to authorize the payment of non-deductible compensation if we deem that it is appropriate to do so under the circumstances.

COMPENSATION COMMITTEE REPORT TO STOCKHOLDERS

The Compensation Committee of our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Rodman L. Drake, Chairman
Michael D. Casey
James J. Loughlin

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Executive Officers

As a result of the retirement of Sol J. Barer, Ph.D., our former Chief Executive Officer, and Aart Brouwer, our former Chairman International, prior to the end of fiscal 2010, the individuals who were executive officers, as that term is defined by the SEC, during fiscal 2011 consisted of Robert J. Hugin, Jacqualyn A. Fouse and Graham Burton. A realignment of management roles and responsibilities took place on February 15, 2012 and Mark J. Alles, Thomas O. Daniel and Perry A. Karsen became executive officers as of such date. In addition to the expanded functional roles assumed by Messrs. Alles and Karsen and Dr. Daniel in February 2012, each of them, together with Mr. Hugin and Ms. Fouse, will be fully engaged in company-wide strategic planning and decision-making aimed at ensuring our long-term success.

Our current executive officers and their ages and positions:

Name	Age(1)	Position
Robert J. Hugin	57	Chief Executive Officer, President and Chairman of the Board
Jacqualyn A. Fouse, Ph.D.	51	Executive Vice President and Chief Financial Officer
Mark J. Alles	53	Executive Vice President and Chief Commercial Officer
Thomas O. Daniel, M.D.	58	Executive Vice President and President, Research and Early Development
Perry A. Karsen	57	Executive Vice President and Chief Operations Officer

(1)	As of June 13, 2012

Robert J. Hugin is our Chief Executive Officer, President and Chairman of the Board of Directors. See “Proposal One: Election of Directors — Nominees” for a discussion of Mr. Hugin’s business experience.

Jacqualyn A. Fouse, Ph.D., is our Executive Vice President and Chief Financial Officer, who joined the Company in September 2010 as Senior Vice President and Chief Financial Officer. Ms. Fouse assumed the role of Chief Accounting Officer on November 15, 2011 and became Executive Vice President and Chief Financial Officer on February 15, 2012. Prior to joining our Company, Ms. Fouse served as Chief Financial Officer of Bunge Limited, a leading global agribusiness and food company (“Bunge”), since July 2007. Prior to joining Bunge, Ms. Fouse served as Senior Vice President, Chief Financial Officer and Corporate Strategy at Alcon Laboratories, Inc. since 2006, and as its Senior Vice President and Chief Financial Officer since 2002. Ms. Fouse served as Chief Financial Officer from 2001 to 2002 at SAirGroup. Previously, Ms. Fouse held a variety of senior finance positions at Alcon and its then majority owner Nestlé S.A. Ms. Fouse worked at Nestlé from 1993 to 2001, including serving as Group Treasurer of Nestlé from 1999 to 2001. Ms. Fouse worked at Alcon from 1986 to 1993 and held several positions, including Manager Corporate Investments and Domestic Finance. Earlier in her career, she worked at Celanese Chemical and LTV Aerospace and Defense. Ms. Fouse earned a B.A. and an M.A. in Economics and a Ph.D. in Finance from the University of Texas at Arlington. Ms. Fouse also serves as a member of the Board of Directors of Dick’s Sporting Goods.

Mark J. Alles became Executive Vice President and Chief Commercial Officer on February 15, 2012. Mr. Alles is responsible for our commercial operations globally. In this capacity, over 40% of our workforce reports to Mr. Alles. He joined us in April 2004 and served as Vice President, Global Marketing until March 2009 when he became President of the Americas Region. Responsibility for commercial operations in Japan and the Asia Pacific Region was added in July 2011. Mr. Alles previously served as Vice President for the U.S. Oncology Business Unit of Aventis Pharmaceuticals and in other commercial sales and marketing management roles over an 11-year period with Aventis. After earning his B.S. degree from Lock Haven University of Pennsylvania and serving as a Captain in the United States Marine Corps, Mr. Alles started his 25-year career in the pharmaceutical industry at Bayer and worked at Centocor before its acquisition by Johnson & Johnson. He currently serves as a Director for Gilda’s Club NYC, a not-for-profit organization helping people with cancer.

Thomas O. Daniel, M.D. has been President, Research and Early Development since December 2006 and was appointed Executive Vice President and President, Research and Early Development, effective February 15, 2012. He served as the Chief Scientific Officer and Director at Ambrx Inc., a biotechnology company focused on discovering and developing protein-based therapeutics since September 2003. Dr. Daniel served as Vice President, Research at Amgen Inc., where he was Research Site Head of Amgen Washington and Therapeutic Area Head of Inflammation. Prior to Amgen’s acquisition of Immunex, Dr. Daniel served as Senior Vice President of Discovery Research. Dr. Daniel has been a member of the Therapeutic Advisory Board of aTyr Pharma, Inc. since March 1, 2011, and is a director of Ferrumax. A nephrologist and former academic investigator, Dr. Daniel was previously the K.M. Hakim Professor of Medicine and Cell Biology at Vanderbilt University, and Director of the Vanderbilt Center for Vascular Biology. He formerly conducted research in the Howard Hughes Medical Institute at UC San Francisco, earned an M.D. from the University of Texas, Southwestern, and completed medical residency at Massachusetts General Hospital.

Perry A. Karsen serves as Chief Operations Officer and has served in this capacity since July 2010. In his expanded capacity as Executive Vice President and Chief Operations Officer effective February 15, 2012, Mr. Karsen is accountable for all operations functions, including information technology, corporate and business development, quality operations and technical operations. In his capacity as Chief Operations Officer, Mr. Karsen is responsible for the efforts of nearly 25% of our workforce. Mr. Karsen served as President and Chief Executive Officer at Pearl Therapeutics, a privately-held biotechnology company, from February 2009 until July 2010. From 2004 to 2009, Mr. Karsen was Senior Vice President and Head of Worldwide Business Development for us and was also responsible for emerging businesses as President, Asia/Pacific Region. Prior to his tenure with us, Mr. Karsen held executive positions at Human Genome Sciences, Bristol-Myers-Squibb, Genentech and Abbott Laboratories. In addition, Mr. Karsen served as a General Partner at Pequot Ventures. Mr. Karsen serves as a member of the Board of Directors of the Biotechnology Industry Organization (BIO); a member of the Board of Directors of BayBio; and a member of the Board of Directors for the Life Sciences Foundation. In addition, Mr. Karsen is a member of the Board of Directors of Agios Pharmaceuticals. Mr. Karsen has a Masters of Management degree from Northwestern University’s Kellogg Graduate School of Management, a Masters in Teaching of Biology from Duke University, and a B.S. in Biological Sciences from the University of Illinois, Urbana.

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding compensation earned by our NEOs for the fiscal years ended December 31, 2011, 2010 and 2009.

Name and Principal Position	Year	Salary		Bonus(1)	Stock Awards(2)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)		Total
(a)	(b)	(c)		(d)	(e)		(f)		(g)		(h)	(i)		(j)
Robert J. Hugin	2011		$1,041,667	—		$1,793,400		$2,935,608		$2,968,698	—		$178,626		$8,917,999
Chief Executive Officer, President and Chairman of the Board(6)	2010 2009	$ $	889,375 770,000	— —	$ $	1,386,686 650,180	$ $	2,332,222 2,128,713	$ $	2,646,999 1,682,455	— —	$ $	149,551 135,673	$ $	7,404,833 5,367,021

Jacqualyn A. Fouse, Ph.D.	2011		$700,000	—		$466,284		$760,973		$589,225	—		$18,551		$2,535,033
Executive Vice President and Chief Financial Officer	2010		$185,769	—		$958,650		$2,414,357		$506,621	—		$1,000,000		$5,065,397

Graham Burton, MBBS, FRCP	2011		$507,500	—		$398,553		$704,665		$738,681	—		$17,576		$2,366,975
Senior Vice President, Global Regulatory Affairs	2010		$491,667	—		$479,544		$808,774		$733,379	—		$19,007		$2,532,370
	2009		$470,833	—		$216,740		$918,674		$644,245	—		$17,686		$2,268,178

(1)	No bonuses are reportable under column (d) but rather are included as non-equity incentive plan compensation under column (g). The amounts in column (g) represent the aggregate cash awards paid in fiscal 2011, fiscal 2010 and fiscal 2009 to the NEOs as Non-Equity Incentive Plan Compensation under the MIP and the LTIP, which are discussed in further detail under the heading “Elements of Our Compensation Programs for NEOs.”

(2)	The value of RSU awards in column (e) and stock options in column (f) equals the fair value at date of grant, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The value is calculated in accordance with FASB ASC 718. Amounts reflected in columns (e) and (f) of the Summary Compensation Table include awards with time-based vesting. Of the amount reported in column (f) with respect to Dr. Burton, $2,334 represents the grant date fair value, calculated in accordance with FASB ASC 718, of an additional 257 shares of Common Stock which was granted to Dr. Burton on September 15, 2011 in connection with his exercise of a previously granted reload option. The assumption used in determining the grant date fair values of these RSU and option awards for their respective years are set forth in note 16 to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2011 filed with the SEC.

(3)	The amounts in column (g) reflect the aggregate cash awards to the NEOs under the fiscal 2011, fiscal 2010 and fiscal 2009 MIP and the 2009 — 2011, 2008 — 2010 and 2007 — 2009 performance periods under the LTIP. The payouts of the cash compensation awards under the fiscal 2011 MIP and the 2009 — 2011 performance period under the LTIP were approved by the Compensation Committee on January 31, 2012 and paid shortly thereafter. The MIP and the LTIP are discussed in further detail under the heading “Key 2011 Compensation Actions & Plan Highlights” and which, for purposes of this Summary Compensation Table, have been characterized as “Non-Equity Incentive Plan Compensation” under this column (g) rather than “Bonus” under column (d).

(4)	We do not have a pension plan for our NEOs. Under our Nonqualified Plan, there are no above-market or preferential earnings.

(5)	The amounts in column (i) reflect the following:

Name	Year	Value of Employer Contributions to the Nonqualified Plan*	Value of Matching Contributions To the 401(k) Plan in Shares of Common Stock**	Professional Tax and Financial Counseling	Excess Liability Insurance Premiums	Contributions to Health Savings Account	Other***	Total
Robert J. Hugin	2011	$155,000	$16,685	—	$1,866	$1,600	$3,475	$178,626
	2010	$130,969	$15,116	—	$1,866	$1,600	—	$149,551
	2009	$115,125	$16,543	—	$2,405	$1,600	—	$135,673

Jacqualyn A. Fouse, Ph.D.	2011	—	$16,685	—	$1,866	—	—	$18,551
	2010	$1,000,000	—	—	—	—	—	$1,000,000

Graham Burton, MBBS, FRCP	2011	—	$16,685	—	$891	—	—	$17,576
	2010	—	$15,116	$3,000	$891	—	—	$19,007
	2009	—	$16,543	—	$1,143	—	—	$17,686

*	Reflects company matching contributions for Mr. Hugin and a one-time discretionary employer contribution on behalf of Ms. Fouse in 2010 in connection with compensation and benefit loss at her prior employer.

**	The value of the matching contributions to the 401(k) Plan is based on the number of shares of Common Stock multiplied by the closing price of our Common Stock on December 30, 2011.

***	Reflects the value of an honorarium given to a retired employee by Mr. Hugin that was paid for by the Company and that was included in Mr. Hugin’s compensation.

(6)	Mr. Hugin serves as a member of the Board of Directors but does not receive any compensation in such capacity.

Agreements with our Named Executive Officers

Employment Agreement with Mr. Hugin

Effective as of May 1, 2006, we entered into a new employment contract with Mr. Hugin, which was subsequently amended effective December 31, 2008 solely for the purpose of addressing the deferred compensation requirements under Section 409A of the Code, and effective on June 16, 2010 in connection with Mr. Hugin’s becoming Chief Executive Officer.

The employment agreement had an initial term of three years. Mr. Hugin’s employment agreement will automatically extend for successive one-year terms unless either we or Mr. Hugin provide written notice to the other, at least six months prior to the expiration of the then term, of such party’s intention to terminate his employment at the end of such term, unless terminated sooner as provided in Mr. Hugin’s employment agreement.

In connection with his amended employment agreement, effective June 16, 2010, Mr. Hugin’s base salary was increased to $975,000 and his MIP target bonus was increased to 120% of his base salary earnings. Under his employment agreement Mr. Hugin was eligible to earn an annual LTIP bonus with the threshold, target and maximum bonuses equal to 50%, 100% and 200% of base salary, respectively, for the three-year performance cycle 2009 — 2011, and, effective beginning with the 2011 — 2013 performance cycle of the LTIP, his target LTIP award increased to 125% of base salary.

By action of the Compensation Committee, in February 2010, Mr. Hugin’s annual option target grant was increased to 150,000 shares of Common Stock. In addition, Mr. Hugin’s amended employment agreement provided for an additional option to purchase 39,000 shares of Common Stock to be allocated over the remaining quarterly grant year commencing on June 16, 2010, and 6,500 RSUs which were granted to him on June 16,

2010. By action of the Compensation Committee, consistent with his employment agreement, in February 2011, Mr. Hugin’s base salary was increased by 10.3% to $1,075,000 (effective May 1, 2011), his MIP target was increased to 125% (for fiscal 2011) and his target equity award was adjusted as follows: an option to purchase 180,000 shares of Common Stock and 30,000 RSUs.

The following provisions which continue to apply to Mr. Hugin under his employment agreement:

•

Mr. Hugin is entitled reimbursement for reasonable expenses incurred in obtaining professional tax and financial counseling, up to a maximum of $15,000 annually, payment of excess liability insurance premiums, and participation in all group health and insurance programs and all other fringe benefit or retirement plans which are generally available to our employees.

•

If Mr. Hugin’s employment is terminated due to his disability or incapacitation or for any reason other than by us for “cause,” or due to his death, Mr. Hugin is entitled to receive a lump sum payment equal to Mr. Hugin’s then annual base salary, a pro rata share of Mr. Hugin’s annual target bonus (based on the assumption that all performance or other criteria had been met) and certain accrued benefits. Further, if Mr. Hugin’s employment is terminated by us without “cause” or because of disability or incapacitation or by Mr. Hugin for “good reason” at any time during the two-year period following a “change in control” or if Mr. Hugin’s employment is terminated by us without “cause” or by Mr. Hugin for “good reason” during the 90-day period prior to a “change in control,” Mr. Hugin is entitled to receive a lump sum payment equal to three times Mr. Hugin’s then annual base salary plus three times Mr. Hugin’s highest annual bonus paid within the three years prior to the change in control, certain accrued benefits, payment of health and welfare premiums for Mr. Hugin and his dependents for three years or, in certain instances, substitute arrangements on a similar tax basis and, upon the occurrence of a “change in control,” full and immediate vesting of all stock options and equity awards; provided that such payment will be reduced by any payment made to Mr. Hugin prior to the “change in control” on account of Mr. Hugin’s termination.

•

Mr. Hugin may also be entitled to receive a gross-up payment in certain circumstances if payments or benefits provided trigger an excise tax under Section 4999 of the Code, but only if the payments and benefits provided exceed 105% of the greatest amount that could be paid without triggering the excise tax. If the payments and benefits provided do not exceed 105% of the greatest amount that could be paid without triggering the excise tax, then the payments and benefits will be reduced to the greatest amount that could be paid without triggering the excise tax.

•

Mr. Hugin is subject to a non-competition provision which applies during the period he is employed by us and until the first anniversary of the date his employment terminates (or, if change in control payments and benefits are paid, generally the second anniversary of the later of the date his employment terminates or the change in control date). In addition, the employment agreement contains a patent/inventions provision and a perpetual confidentiality provision.

For purposes of Mr. Hugin’s employment agreement, “cause” generally means:

•	the conviction of a crime involving moral turpitude or a felony;

•	acts or omissions taken in bad faith and to the detriment of the Company; or

•	a breach of any material term of such agreement.

For purposes of Mr. Hugin’s employment agreement, “good reason” generally means, without Mr. Hugin’s consent:

•	the failure to elect or appoint Mr. Hugin to, or reelect or reappoint Mr. Hugin to, or removal of Mr. Hugin from, his position with the Company or as a member of the Board of Directors;

•	a significant change in the nature or scope of the authorities, powers, functions, duties or responsibilities normally attached to Mr. Hugin’s position;

•

a determination by Mr. Hugin made in good faith that, as a result of a change in control, he is unable effectively to carry out the authorities, powers, functions, duties or responsibilities attached to his position;

•	a breach by the Company of any material provision of the agreement;

•	a reduction in annual base salary;

•	a 50-mile or greater relocation of the Company’s principal office;

•

the failure of the Company to continue any health or welfare plan, employee benefit plan, pension plan, fringe benefit plan or compensation plan in which Mr. Hugin is participating immediately prior to a change in control, unless Mr. Hugin is provided substantially comparable benefits at no greater after-tax cost or the Company’s taking any action which adversely affects Mr. Hugin’s participation in or which reduces Mr. Hugin’s benefits under any such plan; or

•	the failure of a successor to assume the agreement.

For purposes of Mr. Hugin’s employment agreement, “change in control” generally means:

•	any person becomes the beneficial owner of Company securities which represent 30% of the total combined voting power of the Company’s then outstanding securities;

•	a merger, consolidation or other business combination of the Company;

•	the persons who are members of the Board of Directors cease to constitute at least a majority of the Board of Directors; or

•	the approval by the stockholders of the Company of any plan of complete liquidation of the Company or an agreement for the sale of all or substantially all of the Company’s assets.

The definition of “change in control” that applies if Mr. Hugin is terminated by the Company without cause or by Mr. Hugin for good reason during the 90-day period prior to a “change in control” is the definition provided in the Treasury regulations under Section 409A of the Code, which eliminates, among other things, the approval by the Company’s stockholders of any plan of complete liquidation.

Letter Agreement with Ms. Fouse

On August 18, 2010, effective September 27, 2010, we entered into an employment letter agreement with Ms. Fouse. The letter agreement provides for an initial base salary of $700,000 and a target incentive under the MIP equal to 65% of annual base salary earnings (up to a maximum of 200%). The letter agreement provided that Ms. Fouse would receive a one-time grant of options to purchase 125,000 shares of Common Stock and 16,500 RSUs and an annual grant of options to purchase 45,000 shares of Common Stock and 7,800 RSUs. The stock options are subject to service-based vesting over four years and the RSUs are subject to a three year service-based cliff vesting schedule. Ms. Fouse is entitled to participate in our Deferred Compensation Plan and she received a one-time cash contribution into her non-qualified deferred compensation account of $1,000,000 with a three-year ratable vesting schedule. Ms. Fouse also is entitled to reimbursement for reasonable expenses incurred in obtaining professional tax and financial counseling up to a maximum of $15,000 annually. The letter agreement also provides that Ms. Fouse is entitled to participate in our U.S. comprehensive health and welfare benefit programs. The letter agreement also provides that if Ms. Fouse’s employment is terminated by us for any reason other than for cause, she would be entitled to receive a lump sum payment equal to 12 months’ base salary and bonus plus continuation of benefits, less applicable taxes. Further, the letter agreement provides that in the event of a change in control Ms. Fouse would be entitled to receive a lump sum payment equal to 18 months’ base salary and bonus plus continuation of benefits, less applicable taxes, and that her unvested stock options and RSUs would become fully vested if her employment is terminated in connection with a change in control. If Ms. Fouse becomes entitled to any amounts subject to the excise tax under Code Section 280G, such amounts will be reduced to the extent necessary to avoid such excise tax if such reduction would result in a greater payment amount to Ms. Fouse. We do not have any separate change in control agreements or arrangements with Ms. Fouse.

Letter Agreement with Dr. Burton

Effective as of June 2, 2003, we entered into an employment letter agreement with Dr. Burton. The letter agreement provides for an initial annual base salary of $375,000 and an annual target bonus of 40% of annual base salary earnings. In addition, pursuant to his letter agreement, Dr. Burton received an initial grant of an option to purchase 50,000 shares of our Common Stock (at the fair market value of our Common Stock on the grant date) and is entitled to receive an annual grant to purchase 20,000 shares of our Common Stock (at the fair market value of our Common Stock on the grant date). By action of the Compensation Committee, Dr. Burton’s base salary was increased to $510,000 and his annual target equity award consists of an option to purchase 40,000 shares of Common Stock and a grant of 6,667 RSUs. The letter agreement also provides that Dr. Burton is entitled to participate in all group health and insurance programs and all other fringe benefit or retirement plans which are generally available to our employees. In addition, the letter agreement provides that if Dr. Burton’s employment is terminated by us without “cause,” he is entitled to receive a lump sum payment equal to 12 months’ base salary, less applicable taxes. We have amended Dr. Burton’s employment agreement effective April 28, 2008 as follows: (i) to define the term “cause” as such term is defined in the agreement in a manner that is consistent with other executives’ agreements; (ii) to include bonus in the severance calculation; (iii) to include 12 months of Company-paid COBRA benefit coverage for health and dental insurance, subject to Dr. Burton’s payment of premiums at the applicable active rate (at a coverage level equal to or below elected coverage on the day before the termination date) in the event he is terminated by the Company other than for “cause”; and (iv) to provide that if Dr. Burton is terminated by the Company for any reason on or following a “change in control” (as defined in the 2008 Stock Incentive Plan) he will receive the same severance payable if he is terminated by the Company other than for cause. We do not have any separate change in control agreements or arrangements with Dr. Burton.

Transactions with Related Persons

Services Agreement with Dr. Barer

We entered into a Services Agreement with Sol J. Barer, Ph.D. which provides that effective January 1, 2011, Dr. Barer was non-executive Chairman of the Board of Directors until immediately after the 2011 Annual Meeting and is a consultant to the Company from January 1, 2011 to December 31, 2012 (the period that Dr. Barer will be providing services under the Services Agreement is referred to as the “Contract Period”). The Services Agreement provides that, during the Contract Period, Dr. Barer will be an independent contractor and that he will be entitled to the following compensation and benefits:

•	a monthly cash retainer of $12,500, was payable while he was Chairman of the Board of Directors through June 2011 (for a total retainer of $75,000);

•	an annual consulting fee of $1,250,000;

•

continued health insurance (with respect to Dr. Barer and his spouse, until they are eligible for health care benefits pursuant to Medicare, and with respect to his eligible dependent, until June 30, 2012) where the first 18 months are continuation coverage under COBRA; and

•	continued reimbursement for reasonable expenses incurred in obtaining professional tax and financial counseling up to an annual maximum of $15,000.

During the Contract Period, Dr. Barer will not be eligible to participate in any of our employee compensation plans or programs, including the MIP, the LTIP and our 2008 Stock Incentive Plan.

If Dr. Barer’s services are terminated by us without “cause” (which is the same definition in his employment agreement) or due to his death or disability or incapacitation, then, in addition to certain accrued amounts, Dr. Barer will be entitled to receive his annual consulting fee and monthly retainer that he would have been entitled to receive from the date of his termination through the end of the Contract Period (the “Contract Amount”). Further, if Dr. Barer’s services are terminated by us without “cause” or by him for “good reason” at any time during the two-year period commencing on a “change in control” (which is the Code Section 409A-compliant definition contained in his employment agreement) or the 90-day period prior to a “change in control,” Dr. Barer will be entitled to receive the Contract Amount. Such amount will be reduced by any payment made to him prior to the “change in control” on account of his termination. In addition, upon the occurrence of a “change in control,” Dr. Barer will receive full and immediate vesting of all stock options and equity awards.

For purposes of the Services Agreement, “good reason” generally means, without Dr. Barer’s consent:

•	a breach by the Company of any material provision of the agreement;

•	a reduction in the annual consulting fee;

•

failure of the Company to continue in effect any health plan in which Dr. Barer (and eligible dependents) are participating immediately prior to a change in control, unless Dr. Barer (and eligible dependents) are permitted to participate in another plan providing Dr. Barer (and eligible dependents) with substantially comparable benefits at no greater after-tax cost to Dr. Barer (and eligible dependents), or the taking of any action by the Company which would adversely affect Dr. Barer’s (and eligible dependents’) participation in or reduce Dr. Barer’s (and eligible dependents’) benefits under any such plan;

•	a 50-mile or greater relocation of the Company’s principal office; or

•	the failure of a successor to assume the Services Agreement.

The Services Agreement also contains a non-competition provision which applies during the Contract Period and for one year thereafter (or, if change in control payments are made, generally the second anniversary of the later of the date his services are terminated or the change in control date). In addition, the Services Agreement contains a patent/inventions provision and a perpetual confidentiality provision.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information about equity and non-equity awards granted to NEOs eligible to participate in fiscal 2011: (a) the name; (b) the grant date; (c), (d) and (e) the estimated potential/future payouts under: (1) our LTIP non-equity incentive plan awards, which consist of estimated future payouts under the LTIP for the fiscal 2011 — 2013 performance period granted in fiscal 2011 and payable after the three-year performance period if either the threshold, target or maximum goal is satisfied and (2) the target and maximum potential MIP payouts that could have been earned in fiscal 2011; (i) all stock awards, which consist of RSUs awarded to NEOs in fiscal 2011; (j) all stock option awards, which consist of the number of shares underlying stock options awarded to NEOs in fiscal 2011; (k) the exercise price of the stock option awards, which reflects the closing price of the shares of our Common Stock on the date of grant; and (l) the grant date fair value of each equity award, computed in accordance with FASB ASC 718. Columns (f), (g) and (h) relating to estimated future payouts under equity incentive plan awards have been omitted because no such awards have been granted for the periods presented.

	Grant Date		Comm Action(1)	Estimated Potential/Future Payouts Under Non-Equity Incentive Plan Awards(2)(3)			Stock Awards Number of Shares of Stock or Units(4)	Awards Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)
Name				Threshold	Target	Maximum
(a)	(b)			(c)	(d)	(e)	(i)	(j)	(k)	(l)
Robert J. Hugin	12/15/10	(2)		$487,500	$1,218,750	$1,950,000
	2/15/11	(3)		$0	$1,343,750	$2,150,000
	01/31/11		12/15/09					38,000	$51.53	$587,814
	05/02/11		12/15/10					45,000	$59.78	$759,236
	05/02/11		12/15/10				30,000	—	$59.78	$1,793,400
	08/01/11		12/15/10					45,000	$58.47	$691,924
	10/31/11		12/15/10					45,000	$64.83	$896,634

Jacqualyn A. Fouse, Ph.D.	12/15/10	(2)		$350,000	$700,000	$1,400,000
	2/15/11	(3)		$0	$455,000	$910,000
	01/31/11		12/15/09					11,250	$51.53	$174,024
	05/02/11		12/15/10					11,250	$59.78	$189,809
	05/02/11		12/15/10				7,800	—	$59.78	$466,284
	08/01/11		12/15/10					11,250	$58.47	$172,981
	10/31/11		12/15/10					11,250	$64.83	$224,159

Graham Burton, MBBS, FRCP	12/15/10	(2)		$123,750	$247,500	$495,000
	2/15/11	(3)		$0	$280,500	$561,000
	01/31/11		12/15/09					11,675	$51.53	$180,599
	05/02/11		12/15/10					10,000	$59.78	$168,719
	05/02/11		12/15/10				6,667	—	$59.78	$398,553
	08/01/11		12/15/10					10,000	$58.47	$153,761
	10/31/11		12/15/10					10,000	$64.83	$199,252
	09/15/11	(7)						257	$60.33	$2,334

(1)	“Comm Action” refers to the date the Compensation Committee voted to approve the fiscal 2011 stock option and RSU grants listed in column (b) with respect to stock options and RSUs granted under the 2008 Stock Incentive Plan.

(2)	The amounts reflected in columns (c), (d) and (e) represent the estimated target range of the future payout for the LTIP for each NEO, which was established by the Compensation Committee on December 15, 2010. These amounts may be earned after completion of the fiscal 2011 — 2013 LTIP performance cycle, due to the NEO’s status as an eligible participant in 2011 if the threshold, target or maximum goals are satisfied for at least one performance measure. The potential payouts are performance-driven and therefore completely at risk. Awards under the 2011 — 2013 cycle are payable in cash or shares at the discretion of the Compensation Committee. For additional information regarding LTIP awards, see “Key 2011 Compensation Actions & Plan Highlights — LTIP Plan” under the “Compensation Discussion and Analysis.” See footnote 3 to the Summary Compensation Table for the actual amounts that were approved by the Compensation Committee on January 31, 2012 and paid to the NEOs shortly thereafter under the 2009 — 2011 LTIP performance cycle. The maximum LTIP is 200% of the NEO’s individual annual base salary for Mr. Hugin and Ms. Fouse and 200% of target for Dr. Burton.

(3)	The amounts reflected in columns (c), (d) and (e) include the potential target and maximum payouts of the awards granted in fiscal 2011 to each NEO under the MIP, which were established by the Compensation Committee on February 15, 2011. See “Key 2011 Compensation Actions and Program Highlights — Annual Bonus (MIP) Payout for Fiscal 2011” under the heading “Compensation Discussion and Analysis” for more information regarding the bonus targets under the MIP. See footnote 3 to the Summary Compensation Table for the actual amounts that were approved by the Compensation Committee on January 31, 2012 and paid to the NEO shortly thereafter under the MIP. The maximum MIP is 200% of the annual bonus target except for Mr. Hugin whose MIP maximum is 200% of his base salary.

(4)	All stock options and RSUs granted in fiscal 2011 were granted pursuant to our 2008 Stock Incentive Plan. All options were granted at the fair market value of Common Stock on the effective date of grant. All RSUs vest in full on the third anniversary of the grant date.

(5)	This column reflects the closing price of the shares of our Common Stock on the date of the grant, which equals the exercise price for the stock options granted and the grant date fair value per share of RSUs granted.

(6)	This column reflects the full grant date fair value of stock options and RSUs computed in accordance with FASB ASC 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions, granted to the NEO in fiscal 2011. The actual value, if any, that a NEO may realize upon exercise of stock options will depend on the excess of the stock price over the base value on the date of exercise, so there is no assurance that the value realized by a NEO will be at or near the value computed in accordance with FASB ASC 718. The assumptions used in determining the grant date fair values of these awards are set forth in note 16 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for fiscal 2011 filed with the SEC.

(7)	This option is a reload option, granted following Dr. Burton’s exercise of an option with a reload feature. We amended the 2008 Stock Incentive Plan to eliminate the reload feature for all stock options granted on or after October 1, 2004.

OUTSTANDING EQUITY AWARDS VALUE AT FISCAL YEAR-END TABLE

The following tables provide information on holdings of stock options and stock awards as of December 31, 2011, by our Named Executive Officers. Each equity grant is shown separately for each Named Executive Officer. For additional information about the option awards, see “Equity Grants under our 2008 Stock Incentive Plan” under “Compensation Discussion and Analysis” elsewhere in this proxy statement.

Robert J. Hugin

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert J. Hugin						16,667	$1,126,689
						16,700	$1,128,920
						6,500	$439,400
						30,000	$2,028,000
	30,000	—		$73.55	10/9/2017
	22,500	7,500		$71.82	7/8/2018
	—	45,000		$64.83	10/31/2021
	22,500	7,500		$62.42	4/8/2018
	6,250	18,750		$61.48	4/13/2020
	—	45,000		$59.78	5/2/2021
	7,897	—		$59.01	7/6/2014
	1,694	—		$59.01	6/10/2013
	1,694	—		$59.01	1/21/2014
	30,000	—		$58.53	7/10/2017
	—	45,000		$58.47	8/1/2021
	30,000	—		$58.04	4/10/2017
	9,500	28,500		$57.88	10/12/2020
	22,500	7,500		$57.80	10/14/2018
	6,250	18,750		$56.99	1/12/2020
	15,000	—		$54.85	1/9/2017
	12,500	12,500		$54.55	10/13/2019
	9,500	28,500		$52.34	7/13/2020
	—	38,000		$51.53	1/31/2021
	15,000	15,000		$50.36	1/13/2019
	22,500	7,500		$49.61	1/8/2018
	12,500	12,500		$46.02	7/14/2019
	24,249	—		$42.39	9/15/2013
	24,213	—		$42.39	12/15/2013
	68,716	—		$42.39	1/21/2014
	25,168	—		$42.39	4/6/2014
	17,139	—		$42.39	7/6/2014
	12,500	12,500		$39.01	4/14/2019
	120,000	—		$35.67	12/29/2015
	120,000	—		$34.05	12/29/2015
	20,000	—		$26.74	10/4/2015
	20,172	—		$25.68	12/31/2012
	232,068	—		$25.68	6/10/2013
	25,958	—		$25.68	1/21/2014
	20,000	—		$20.61	7/5/2015
	20,000	—		$17.12	4/5/2015
	40,000	—		$15.49	10/5/2014
	72,200	—		$14.25	2/15/2015
	5,000	—		$12.59	1/4/2015

Jacqualyn A. Fouse, Ph.D.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Jacqualyn A. Fouse, Ph.D.						16,500	$1,115,400
						7,800	$527,280
	—	11,250		$64.83	10/31/2021
	—	11,250		$59.78	05/02/2021
	—	11,250		$58.47	08/01/2021
	31,250	93,750		$58.10	10/01/2020
	2,812	8,438		$57.88	10/12/2020
	—	11,250		$51.53	01/31/2021

Graham Burton, MBBS, FRCP

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Graham Burton, MBBS, FRCP						5,556	$375,586
						7,800	$527,280
						6,667	$450,689
	10,313	—		$73.55	10/9/2017
	6,187	2,063		$71.82	7/8/2018
	35,809	—		$65.23	7/3/2013
	8,334	—		$65.23	12/15/2013
	—	10,000		$64.83	10/31/2021
	148	—		$62.95	7/3/2013
	6,187	2,063		$62.42	4/8/2018
	2,918	8,757		$61.48	4/13/2020
	—	257		$60.33	7/3/2013
	—	10,000		$59.78	5/2/2021
	10,312	—		$58.53	7/10/2017
	—	10,000		$58.47	8/1/2021
	10,312	—		$58.04	4/10/2017
	2,918	8,757		$57.88	10/12/2020
	6,187	2,063		$57.80	10/14/2018
	2,083	6,251		$56.99	1/12/2020
	27,599	—		$56.30	7/3/2013
	3,750	—		$54.85	1/9/2017
	4,166	4,167		$54.55	10/13/2019
	2,918	8,757		$52.34	7/13/2020
	—	11,675		$51.53	1/31/2021
	7,383	—		$51.30	7/3/2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	4,124	4,126		$50.36	1/13/2019
	7,735	2,578		$49.61	1/8/2018
	4,166	4,167		$46.02	7/14/2019
	175	—		$44.35	7/3/2013
	6,825	—		$44.35	4/6/2014
	6,464	—		$44.35	7/6/2014
	6,103	—		$41.53	7/3/2013
	4,166	4,167		$39.01	4/14/2019
	20,000	—		$35.67	12/29/2015
	20,000	—		$34.05	12/29/2015
	7,500	—		$26.74	10/4/2015
	7,500	—		$20.61	7/5/2015
	7,500	—		$17.12	4/5/2015
	15,000	—		$15.49	10/5/2014
	3,592	—		$14.16	7/6/2014
	3,752	—		$13.09	4/6/2014
	7,500	—		$12.59	1/4/2015
	34,344	—		$7.78	7/3/2013

(1)	Represents vested options under the 1992 Long-Term Incentive Plan and the 2008 Stock Incentive Plan.

(2)	Pursuant to the 2008 Stock Incentive Plan, options granted to employees (including the NEOs) are immediately exercisable. The shares of Common Stock acquired upon exercise would be subject to the same vesting schedule as the underlying options (i.e., in four equal annual installments beginning on the first anniversary of the grant date).

(3)	Pursuant to the 2008 Stock Incentive Plan, RSUs granted to the NEOs vest in full on the third anniversary of the grant date.

(4)	Represents the number of unvested RSUs multiplied by the closing price of the shares on December 30, 2011.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
(a)	(b)	(c)	(d)	(e)
Robert J. Hugin	152,982	$5,151,537	246.822	$16,685
Jacqualyn A. Fouse, Ph.D.	—	—	246.822	$16,685
Graham Burton, MBBS, FRCP	2,000	$105,095	246.822	$16,685

(1)	Stock options granted under the 2008 Stock Incentive Plan vest in four equal annual installments beginning on the first anniversary of the grant date. The value realized when the stock options become vested represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the stock options.

(2)	Value realized on vesting represents the number of shares acquired on vesting with respect to the Company’s matching contribution to the 401(k) Plan multiplied by the closing price of our Common Stock on December 30, 2011.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year(1)	Company Contributions in Last Fiscal Year(2)	Aggregate Earnings In Last Fiscal Year(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(4)
(a)	(b)	(c)	(d)	(e)	(f)
Robert J. Hugin	$918,000	$155,000	$146,589	—	$4,840,196
Jacqualyn A. Fouse, Ph.D.(5)	$210,000	$—	$(98,133)	—	$1,156,924
Graham Burton, MBBS, FRCP	$342,322	$—	$(27,065)	—	$715,290

(1)	The amounts reported in column (b) reflect deferrals under the Nonqualified Plan of base salary and/or bonus earned by and paid to the applicable NEO in fiscal 2011. A portion of the amounts reported as salary and/or bonus in the Summary Compensation Table, column (c) and/or (g), respectively, were deferred by Mr. Hugin, Ms. Fouse and Dr. Burton in fiscal 2011 as follows: with respect to Mr. Hugin $156,250 of salary and $761,750 of bonus; with respect to Ms. Fouse of $210,000 of salary and with respect to Dr. Burton $342,322 of his 2008 — 2010 LTIP payment.

(2)	The amounts reported in column (c) for the applicable NEOs are also reported and included within “all other compensation” in the “Summary Compensation Table,” column (i).

(3)	None of the amounts reported in column (d) for the applicable NEOs is reported as compensation in the “Summary Compensation Table.”

(4)	The amounts reported in column (f) for the applicable NEOs include previously earned, but deferred, salary and bonus and the value of Company matching contributions that were reported in our Summary Compensation Table in previous years as follows: (i) $599,325 in fiscal 2010 and $646,426 in fiscal 2009 with respect to Mr. Hugin; (ii) $1,026,050 in fiscal 2010 with respect to Ms. Fouse and (iii) $168,301 in fiscal 2010 with respect to Dr. Burton. The total in this column reflects the cumulative value of each NEO’s deferrals, Company matching contributions and investment experience. The amounts reported in column (f) above are also disclosed as “Nonqualified Plan” payments in the tables included in the section entitled, “Potential Payments Upon Termination or Change in Control” for each applicable NEO.

(5)	In 2010, Ms Fouse received a one-time company contribution of $1,000,000 into her deferred compensation account for compensation and benefit loss at her prior employer as per her offer letter. This one-time Company contribution will vest ratably over three years.

The Nonqualified Plan is an unfunded nonqualified deferred compensation plan to which our U.S. NEOs may elect to defer up to 90% of their base salary and up to 100% of other types of compensation (i.e., LTIP awards, MIP awards, and retention and new hire deferred bonuses). Generally, a deferral election must be made no later than December 31 of the previous year, and is irrevocable. Deferrals with respect to salary are deducted from the participant’s salary in equal installments for the period of January 1 to December 31 of each year. These deferral elections are for the salary earned by the participant for the particular salary pay period during that year, which would otherwise be payable to the participant in such pay period. The election to defer salary under the Nonqualified Plan is in addition to any deferral election made by the participant under our 401(k) Plan. Deferrals for performance-based annual bonuses are for those bonuses earned during the year in question, which are payable the following year. The performance-based annual bonus deferral elections may be modified or revoked before June 30 of the year in question.

The Nonqualified Plan authorizes us to make matching contributions at our sole discretion. Currently, the Nonqualified Plan provides for matching contributions up to a maximum of 15% of gross base salary earnings of

Mr. Hugin, provided he is actively enrolled in the Plan. The participant is 100% vested at all times in his or her deferred cash account, and matching contributions vest in accordance with the vesting schedule specified by the Compensation Committee at the time the contribution is made.

The Nonqualified Plan credits gains and losses to deferral amounts based upon “deemed” investments in mutual funds investing in equity instruments or debt securities chosen by each participant (which the participant may change at any time) from a “menu” of fund options provided by us. The investment returns credited to participants’ accounts in the Nonqualified Plan correspond to actual returns of the chosen funds. The performance of the mutual funds fluctuates with the conditions of the capital markets and the economy generally, and is affected by prevailing interest rates and credit risks. The investment options under the Nonqualified Plan include:

Fund	2011 Rate of Return
Celgene 30 Year Treasury + 100 bpts	3.89%
Celgene Prime	3.25%
T. Rowe Price Retirement 2010	0.54%
T. Rowe Price Retirement 2020	-1.20%
T. Rowe Price Retirement 2030	-2.70%
T. Rowe Price Retirement 2040	-3.69%
Fidelity Retirement Money Market Portfolio	0.01%
Federated Capital Preservation	1.77%
BlackRock Intermediate Bond Portfolio	5.29%
BlackRock High Yield Bond Portfolio	3.22%
American Funds Balanced	4.11%
American Century Equity Income	3.93%
MFS Value	0.01%
Federated Max-Cap Index	1.59%
Janus Advisor Forty	-7.32%
AIM Mid Cap Core Equity	-6.24%
Fidelity Advisor Mid Cap	-10.32%
American Century Small Cap Value	-6.42%
Royce Premier	-1.07%
AIM Small Cap Growth	-1.27%
American Funds EuroPacific Growth	-13.33%

The Nonqualified Plan provides for payment of deferred compensation and earnings thereon. A distribution is made upon a participant’s separation from service with us or his or her “retirement” (i.e., a participant’s attainment of age 55), a date specified by the participant in his or her compensation deferral agreement, the death of a participant (in such a case, to the designated beneficiary) or a “change in control.” Distributions upon a separation from service may be made in a lump sum or in annual installments of two to 15 years, as elected by the participant. A participant may elect to receive up to three “in-service” distribution dates in a lump sum or two to five annual installments. Payments made on a participant’s separation from service will begin on the first day of the seventh month following the date of separation from service. If a participant dies before installment payments have commenced, a lump sum will be distributed to the participant’s beneficiary as soon as administratively feasible thereafter, to the extent no adverse tax consequences are triggered under Section 409A of the Code. If a participant dies after the date distributions have commenced, then installment payments shall continue to be distributed to such participant’s beneficiary in accordance with the participant’s election. Loans are not permitted under the Nonqualified Plan, although distributions are permitted in the case of certain emergencies.

The Nonqualified Plan is intended to provide participants with a tax deferral opportunity for compensation paid by us. The deferred amounts are not subject to income tax or income tax withholding when earned and deferred, but are fully taxable (and withheld appropriately) when distributed.

Potential Payments upon Termination or Change in Control

The following tables summarize the value of the termination payments and benefits that Mr. Hugin, Ms. Fouse and Dr. Burton would have received if they had terminated employment or if a change in control of the Company occurred on December 31, 2011 under the circumstances shown. For further description of the employment agreements governing these payments, see “Additional Information Regarding Executive Compensation — Agreements with our NEOs.” The tables exclude (i) amounts accrued through December 31, 2011 that would be paid in the normal course of continued employment, such as accrued but unpaid salary and earned annual bonus for fiscal 2011, (ii) vested account balances under our 401(k) Plan that is generally available to all of our employees and (iii) any post-employment benefit that is available to all of our salaried employees and does not discriminate in favor of the NEOs.

Robert J. Hugin

Benefit	Retirement		Death		Disability		Termination by Company without cause		Termination in Connection with a Change in Control
(a)	(b)		(c)		(d)		(e)		(f)
Cash Severance	$—		$2,418,750	(1)	$2,418,750	(1)	$2,418,750	(1)	$8,283,594	(2)(3)
Acceleration of Stock Options and RSUs	$8,542,812	(4)	$8,542,812	(4)	$8,542,812	(4)	—		$8,542,812	(4)
MIP Payment	$1,686,198	(5)	—		—		—		—
LTIP Payment	$2,208,750	(6)	$2,208,750	(6)	$2,208,750	(6)	—		$3,281,250	(7)
Nonqualified Plan	$4,840,196	(8)	$4,840,196	(8)	$4,840,196	(8)	$4,840,196	(8)	$4,840,196	(8)
Health & Welfare Benefits	$—		—		—		—		$342,112	(9)
280G Tax Gross-Up	$—		—		—		—		—

TOTAL	$17,277,956		$18,010,508		$18,010,508		$7,258,946		$25,289,964

(1)	Executive is entitled to receive a lump sum payment equal to the executive’s then annual base salary and a pro rata share of the executive’s annual (MIP) target bonus (based on the assumption that all performance or other criteria had been met) which equals the total MIP award, assuming the executive’s termination of employment on December 31, 2011.

(2)	Executive is entitled to receive the payments and benefits set forth in this section if his employment is terminated: (i) by us without cause, by the executive for good reason or due to the executive’s disability within two years following a change in control or (ii) by us without cause or by the executive for good reason within 90 days prior to a change in control.

(3)	Executive is entitled to receive a lump sum payment equal to three times the executive’s then annual base salary plus three times the executive’s highest annual (MIP) bonus paid within the three years prior to the change in control.

(4)	Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2011. In connection with a change in control, stock options and RSUs will become fully vested without regard to whether there is a termination of employment. For this purpose, “retirement” generally means termination of the executive by us without cause on or after the executive’s attainment of age 55, except with respect to stock options granted after June 18, 2002, “retirement” generally means the executive’s voluntary resignation on or after the executive’s attainment of age 55 and the completion of five years of service.

(5)	The MIP provides for a pro rata award payable on the executive’s retirement. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2011.

(6)	The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2011.

(7)	Upon a change in control, the executive is entitled to his target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2011.

(8)	The Nonqualified Plan provides for payment of deferred compensation (based upon contributions made by Mr. Hugin in the form of payroll deductions and matching company contributions) and earnings thereon. Amounts payable under the Nonqualified Plan are described and quantified in the “Nonqualified Deferred Compensation Table” (column f) included elsewhere in this proxy statement.

(9)	Executive is entitled to payment of health and welfare premiums on a tax grossed-up basis for the executive and his dependents for three years where the first 18 months are continuation of coverage under COBRA.

Jacqualyn A. Fouse, Ph.D.

Benefit	Retirement		Death		Disability		Termination by Company without cause		Termination in Connection with a Change in Control
(a)	(b)		(c)		(d)		(e)		(f)
Cash Severance	$—		—		—		$1,165,101	(1)	$1,747,651	(2)
Acceleration of Stock Options and RSUs	$—		$133,875	(3)	$133,875	(3)	—		$3,017,960	(3)
MIP Payment	$—	(4)	$589,225	(4)	$589,225	(4)	—		—
LTIP Payment	$233,333	(5)	$233,333	(5)	$233,333	(5)	—		$700,000	(6)
Nonqualified Plan	$490,258	(7)	$490,258	(7)	$490,258	(7)	$490,258	(7)	$1,156,924	(7)
280G Cut-Back	$—		—		—		—		—	(8)

TOTAL	$723,591		$1,446,691		$1,446,691		$1,655,359		$6,622,536

(1)	Executive is entitled to receive (i) a lump sum payment equal to the executive’s then annual base salary, and the executive’s annual (MIP) target bonus (based on the assumption that all performance or other criteria had been met); and (ii) 12 months of continued benefits.

(2)	Executive is entitled to receive 1.5 times the payments and benefits set forth in footnote (1) if her employment is terminated by the Company for any reason on or following a change in control.

(3)	Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2011. Ms. Fouse’s stock options and RSUs will become fully vested if her employment is terminated in connection with a change in control. Additionally, grants issued after July 1, 2011 will become fully vested upon termination due to death or permanent disability.

(4)	The MIP provides for a pro rata award payable on the executive’s retirement, death or permanent disability. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2011. Ms. Fouse did not meet retirement eligibility. If retirement eligible, Ms. Fouse would have received a MIP payout of $589,225.

(5)	The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2011.

(6)	Upon a change in control, the executive is entitled to her target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2011.

(7)	The Nonqualified Plan provides for payment of deferred compensation and earnings thereon. Amounts payable under the Nonqualified Plan are described and quantified in the “Nonqualified Deferred Compensation Table” (column f) included elsewhere in this proxy statement.

(8)	If Ms. Fouse becomes entitled to any amounts subject to the excise tax under Code Section 280G, such amounts will be reduced to the extent necessary to avoid such excise tax if such reduction would result in a greater payment amount to Ms. Fouse.

Graham Burton, MBBS, FRCP

Benefit	Retirement		Death		Disability		Termination by Company without cause		Termination in Connection with a Change in Control
(a)	(b)		(c)		(d)		(e)		(f)
Cash Severance	$—		—		—		$812,148	(1)	$812,148	(2)
Acceleration of Stock Options and RSUs	$—		$120,868	(3)	$120,868	(3)	—		$2,490,758	(3)
MIP Payment	$353,931	(4)	$353,931	(4)	$353,931	(4)	—		—
LTIP Payment	$625,583	(5)	$625,583	(5)	$625,583	(5)	—		$869,750	(6)
Nonqualified Plan	$715,290	(7)	$715,290	(7)	$715,290	(7)	$715,290	(7)	$715,290	(7)

TOTAL	$1,694,804		$1,815,672		$1,815,672		$1,527,437		$4,887,945

(1)	Executive is entitled to receive (i) a lump sum payment equal to the executive’s then annual base salary, and the executive’s annual (MIP) target bonus (based on the assumption that all performance or other criteria had been met); and (ii) 12 months of Company-paid COBRA coverage subject to Dr. Burton’s payments of the premiums at the applicable active rate.

(2)	Executive is entitled to receive the same payments and benefits set forth in footnote (1) if his employment is terminated by the Company for any reason on or following a change in control.

(3)	Reflects the excess of the fair market value of the underlying shares over the exercise price of all unvested options and the fair market value of the shares underlying unvested RSUs as of December 31, 2011. Dr. Burton’s stock options and RSUs will become fully vested if his employment is terminated in connection with a change in control. Additionally, grants issued after July 1, 2011 will become fully vested upon termination due to death or permanent disability.

(4)	The MIP provides for a pro rata award payable on the executive’s retirement, permanent disability or death. The MIP payment in the table reflects the total MIP award, assuming the executive’s termination of employment on December 31, 2011.

(5)	The LTIP provides for a pro rata award payable on the executive’s retirement (subject to the approval of the Compensation Committee), death or disability. The LTIP payment in the table reflects the total LTIP award, assuming the executive’s termination of employment on December 31, 2011.

(6)	Upon a change in control, the executive is entitled to his target award for each plan cycle in effect or, if higher, an award based on actual performance through the date of the change in control. The LTIP payment in the table reflects the total LTIP award, assuming a change in control occurred on December 31, 2011.

(7)	The Nonqualified Plan provides for payment of deferred compensation (based upon contributions made by Dr. Burton in the form of payroll deductions) and earnings thereon. Amounts payable under the Nonqualified Plan are described and quantified in the “Nonqualified Deferred Compensation Table” (column f) included elsewhere in this proxy statement.

DIRECTOR COMPENSATION

All members of the Board of Directors who are not our employees, or the Non-Employee Directors, currently receive an annual retainer of $75,000 per year, payable quarterly in arrears. In addition, all Non-Employee Directors are eligible to receive stock options and RSUs pursuant to the 2008 Stock Incentive Plan as amended and described below.

In addition, the Chairman of the Audit Committee receives $30,000, the Chairman of the Compensation Committee receives $25,000 and the Chairman of the Nominating Committee receives $15,000 in annual cash compensation. Each member of the Audit Committee (other than the Chairman) receives $15,000, each member of the Compensation Committee (other than the Chairman) receives $12,500, each member of the Nominating Committee (other than the Chairman) receives $7,500 and each non-employee member of the Executive Committee receives $5,000 in annual cash compensation. The independent Lead Director receives $35,000 in annual cash compensation. To ensure that compensation paid to Non-Employee Directors is positioned competitively and in our best interest and the best interest of our stockholders, we regularly review Non-Employee Director compensation. With the input and guidance of Radford, we review both the aggregate cost of compensation paid to the Board of Directors and the compensation paid to Non-Employee Directors versus our named peer group to ensure that total cost is appropriate and competitive.

Under our 2008 Stock Incentive Plan, the Compensation Committee currently grants equity awards to Non-Employee Directors as follows:

•	upon initial election or appointment to the Board of Directors, a Non-Employee Director will be granted an award of a nonqualified stock option to purchase 20,000 shares of Common Stock; and

•

upon election as a continuing member of the Board of Directors, Non-Employee Directors will be granted, an award of a nonqualified stock option to purchase 9,300 shares of Common Stock and 3,100 RSUs, in each case, prorated for partial years. The foregoing split between stock options and RSUs is based on an even split between stock options and RSUs, using a three to one ratio of stock options to RSUs in calculating the number of RSUs.

Our Non-Employee Directors are subject to minimum stock ownership guidelines to be achieved within a five-year period of the date of the 2011 Annual Meeting. These guidelines provide for target stockholdings in an amount equal to four times a Non-Employee Director’s annual cash retainer of $75,000. Such guidelines will be deemed satisfied if the Non-Employee Director holds, by the end of the applicable five-year period, at least that number of shares of our Common Stock equal to the value of the target amount divided by our stock price on the date of the Annual Meeting. In determining whether a Non-Employee Director meets the guidelines, we consider owned shares and vested restricted or deferred stock units, but we do not consider stock options.

DIRECTOR COMPENSATION TABLE

As described more fully below, the following table summarizes the annual cash compensation for the Non-Employee Directors serving as members of our Board of Directors during fiscal 2011.

Name	Fees Earned or Paid in Cash	RSU Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Sol Barer, Ph.D.(3)	$75,000	—	—	—	—	—	$75,000
Michael D. Casey	$142,500	$179,769	$147,784	—	—	—	$470,053
Carrie Cox	$90,000	$179,769	$147,784	—	—	—	$417,553
Rodman L. Drake	$107,500	$179,769	$147,784	—	—	—	$435,053
Michael A. Friedman, M.D.	$82,500	$59,092	$460,314	—	—	—	$601,906
Gilla Kaplan, Ph.D.	$90,000	$179,769	$147,784	—	—	—	$417,553
James J. Loughlin	$117,500	$179,769	$147,784	—	—	—	$445,053
Ernest Mario, Ph.D.	$87,500	$179,769	$147,784	—	—	—	$415,053
Walter L. Robb, Ph.D.(3)	$37,500	—	—	—	—	—	$37,500

(1)	The value of stock awards in column (c) and stock options in column (d) equals the fair value at date of grant, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The value is calculated in accordance with FASB ASC 718. The assumption used in determining the grant date fair values of these awards are set forth in note 16 to our consolidated financial statements included in our Annual Report Form 10-K for fiscal 2011 filed with the SEC.

At December 31, 2011, the aggregate number of outstanding stock option awards held by each Non-Employee Director was: Mr. Casey — 205,841 shares; Ms. Cox — 40,450 shares; Mr. Drake — 97,341 shares; Dr. Friedman — 28,058 shares; Dr. Kaplan — 264,841 shares; Mr. Loughlin — 90,091 shares; and Dr. Mario — 86,716 shares.

At December 31, 2011, the aggregate number of outstanding RSUs held by each Non-Employee Director was: Mr. Casey — 5,155 RSUs; Ms. Cox — 4,125 RSUs; Mr. Drake — 5,155 RSUs; Dr. Friedman — 1,019 RSUs; Dr. Kaplan — 5,840 RSUs; Mr. Loughlin — 5,155 RSUs; and Dr. Mario — 5,840 RSUs.

(2)	We do not have a pension plan or a nonqualified deferred compensation plan for our Non-Employee Directors.

(3)	Served as a member of the Board of Directors until June 15, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes shares of our Common Stock to be issued upon exercise of options and warrants, the weighted-average exercise price of outstanding options and warrants and options available for future issuance pursuant to our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders(1)	47,275,789	$52.79	17,227,135
Equity compensation plans not approved by security holders	301,170	$17.46	—

Total	47,576,959	$52.55	17,227,135

(1)	Amount includes 3,019,943 RSUs and 28,500 performance-based RSUs, issuable pursuant to our 2008 Stock Incentive Plan. These shares were excluded when calculating the weighted average exercise price of outstanding options, warrants and rights.

The Anthrogenesis Corporation Qualified Employee Incentive Stock Option Plan, or the Qualified Plan, has not been approved by our stockholders. As a result of our acquisition of Anthrogenesis on December 31, 2002, we acquired the Qualified Plan and the Anthrogenesis Nonqualified Recruiting and Retention Stock Option Plan, or the Anthrogenesis Nonqualified Plan. No future awards will be granted under the Anthrogenesis Nonqualified Plan. The Qualified Plan authorizes the award of incentive stock options, which are stock options that qualify for special federal income tax treatment. The exercise price of any stock option granted under the Qualified Plan may not be less than the fair market value of Common Stock on the date of grant. In general, each option granted under the Qualified Plan vests evenly over a four-year period and expires ten years from the date of grant, subject to earlier expiration in case of termination of employment. The vesting period is subject to certain acceleration provisions if a change in control occurs. No award will be granted under the Qualified Plan on or after December 31, 2007.

In connection with our acquisition of Pharmion on March 7, 2008, we assumed the Pharmion Corporation 2000 Stock Incentive Plan and the outstanding, unvested stock options to purchase shares of Pharmion common stock granted thereunder. Such outstanding, unvested stock options were converted in the acquisition transaction into equivalent stock options to purchase shares of our common stock on the same general terms and conditions as the original awards. Since the acquisition date, no new awards have been or will be issued under the Pharmion Corporation 2000 Stock Incentive Plan.

Audit Committee Report

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of our Board of Directors submits the following report:

Audit Committee Report to Stockholders

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Audit Committee is composed of four directors, each of whom is independent as defined by the Nasdaq Listing Rules. The Audit Committee operates under a written charter approved by the Board of Directors and held nine meetings in fiscal 2011. A copy of the charter is available on the Company’s website at www.celgene.com by choosing the “Investor Relations” link then clicking on the “Corporate Governance” section.

Management is responsible for the Company’s internal controls over financial reporting, disclosure controls and procedures and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting in accordance with Public Company Accounting Oversight Board (PCAOB) standards and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes, including the activities of the Internal Audit function. The Audit Committee has established a mechanism to receive, retain and process complaints on auditing, accounting and internal control issues, including the confidential, anonymous submission by employees, vendors, customers and others of concerns on questionable accounting and auditing matters.

In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2011 audited consolidated financial statements. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards Update No. 114, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T. In addition, the Audit Committee received the written disclosures from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independent registered public accounting firm’s independence from the Company and its management.

Based upon the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review of the representations of management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for fiscal 2011 filed with the SEC.

The Audit Committee also has appointed, subject to stockholder ratification, KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2012.

Respectfully submitted,

THE AUDIT COMMITTEE

James J. Loughlin, Chairman

Richard W. Barker, D.Phil.

Carrie S. Cox

Gilla Kaplan, Ph.D.

PROPOSAL TWO:

Independent Registered Public Accounting Firm

The Audit Committee has appointed KPMG LLP, to serve as our independent registered public accounting firm, to audit our consolidated financial statements and the effectiveness of our internal control over financial reporting for the current year. Representatives of KPMG LLP are expected to be present at the meeting of stockholders and will be given an opportunity to make a statement if they so desire. They are expected to be available to respond to appropriate questions.

We are asking our stockholders to ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Although ratification is not required by our By-laws or otherwise, the Board is submitting the selection of KPMG LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

Principal Accountant Fees and Services

The following table summarizes fees payable for services provided to us by our independent registered public accounting firm, which were pre-approved by the Audit Committee, for fiscal 2010 and fiscal 2011.

	2010	2011
Audit Fees	$5,108,000	$5,356,000
Audit-Related Fees	$43,000	$21,000
Tax Fees	$1,024,000	$2,750,000
Other	—	—

Audit Fees:    include fees for professional services rendered for the audits of the consolidated financial statements and effectiveness of internal control over financial reporting of the Company, quarterly reviews, statutory audits, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees:    include fees for audit-related services consisting of employee benefit plan audits.

Tax Fees:    include fees for tax services, including tax compliance, tax advice and tax planning, which, in fiscal 2011, included certain international tax planning services.

The proposal to ratify the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm will require the affirmative vote of the holders of a majority of the shares of Common Stock cast in person or by proxy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE ADOPTION OF PROPOSAL TWO

PROPOSAL THREE:

Approval of an Amendment to our 2008 Stock Incentive Plan

Our stockholders are being asked to approve an amendment (the “Amendment”) to our 2008 Stock Incentive Plan (the “Plan”). The Amendment was approved by the Board of Directors on April 18, 2012, to be effective upon stockholders approval. The Amendment includes the following key modifications:

•

Adoption of an aggregate share reserve of 95,981,641 shares of our Common Stock. This number includes our current share reserve of 81,981,641 shares of our Common Stock and 14,000,000 additional new shares of our Common Stock.

•

In connection with the increase in the aggregate share reserve, the “fungible” share limit, which limits the number of “full-value awards” (e.g., restricted stock and RSUs) that may be granted under the Plan by counting shares granted pursuant to such awards as multiple shares against the aggregate share reserve, will be changed from 1.6 shares for every share granted to 2.1 shares for every share granted.

•	Extension of the term of the Plan through April 18, 2022 (currently, the Plan is scheduled to expire after April 13, 2021.

In addition to the foregoing, our stockholders are being asked to reapprove the Section 162(m) performance goals under the Plan so that certain incentive awards granted under the Plan to executive officers of the Company may qualify as exempt performance-based compensation under Section 162(m) of the Code. Otherwise, Section 162(m) of the Code generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers of publicly held companies (other than the chief financial officer). Section 162(m) of the Code generally requires such performance goals to be approved by stockholders every five years. If stockholders do not approve the Section 162(m) performance goals at the Annual Meeting, then awards granted under the Plan after the first stockholder’s meeting in 2016 will not qualify as exempt performance-based compensation under Code Section 162(m) unless such approval is obtained or stockholders approve other designated performance criteria at or prior to the first stockholders’ meeting in 2016. Notwithstanding the foregoing, awards of stock options and stock appreciation rights will continue to qualify as exempt performance-based compensation under Section 162(m) of the Code even if the stockholders do not approve the 162(m) performance goals at or prior to the first stockholders’ meeting in 2016.

We anticipate filing a Registration Statement on Form S-8 with the SEC to register the additional amount of new shares of our Common Stock to be included in the aggregate share reserve under the Plan, as amended by the Amendment, effective upon and subject to stockholder approval of the Amendment, as soon as practicable upon such stockholders’ approval of the Amendment.

Background of the Proposal to Approve the Amendment

As of April 18, 2012, the closing price of shares of our Common Stock as reported on Nasdaq, was $78.88 per share. In addition, as of April 18, 2012, stock options outstanding and shares available for grant under all of our equity compensation plans are as follows:

Total
Stock options outstanding, all plans(1)	41,942,211
Full-value awards outstanding, all plans	2,702,064
Shares available for awards, all plans(2)	14,918,269

(1)	As of April 18, 2012, the range of the exercise prices of stock options outstanding under all of our equity compensation plans was $3.52 to $78.20, with a weighted-average exercise price of $54.26. The closing price of a share of our Common Stock on such date was $78.88. The weighted-average remaining contractual life of stock options outstanding under all of our equity compensation plans as of April 18, 2012 was 6.81 years.

(2)	Represents shares of our Common Stock reserved for issuance under all of our equity compensation plans as of April 18, 2012.

The Board of Directors believes that stock ownership by employees provides performance incentives and fosters long-term commitment to our benefit and the benefit of our stockholders and that the proposed increase in the share reserve will provide an adequate reserve of shares of Common Stock under the Plan to allow us to compete successfully with other companies in attracting and retaining valuable employees.

The Board of Directors recommends that our stockholders approve the Amendment. If the requisite stockholder approval of the Amendment is not obtained, the Amendment will not take effect. If such approval is not obtained, we may continue to grant awards under the Plan in accordance with the terms and the current share reserve and fungible share limit under the Plan.

Finally, the Board of Directors also recommends that the stockholders of the Company reapprove the performance goals under the Plan so that certain incentive awards granted under the Plan to executive officers of the Company after the first stockholders’ meeting in 2016 may qualify as exempt performance-based compensation under Section 162(m) of the Code, which otherwise generally disallows the corporate tax deduction for certain compensation paid in excess of $1,000,000 annually to each of the chief executive officer and the three other most highly paid executive officers of publicly held companies (other than the chief financial officer). Stockholders last approved the performance goals at the 2011 stockholders’ meeting and Section 162(m) of the Code generally requires such performance goals to be approved by stockholders every five years.

The following is a brief summary of the principal provisions of the Plan, as amended by the Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the Plan, as amended by the Amendment. A copy of the Amendment is annexed to this proxy statement as Appendix B.

Summary of the Plan (as amended)

Purpose; Eligibility.    The purpose of the Plan is to enable us and our affiliates to attract, retain and motivate key employees and Non-Employee Directors who are important to our success and growth, and to strengthen the mutuality of interests between such individuals and our stockholders by granting such individuals stock-based incentives and other equity interests in us.

Administration.    The Plan is administered by the Compensation Committee or such other committee or subcommittee appointed from time to time by the Board of Directors (referred to as the “Committee”), which is intended to consist of two or more Non-Employee Directors, each of whom will be, to the extent required by Rule 16b-3 under the Exchange Act, Section 162(m) of the Code and the rules of the Financial Industry Regulatory Authority, a non-employee director as defined in Rule 16b-3, an outside director as defined under Section 162(m) of the Code and an independent director as defined under Rule 5605(a)(2) of the Nasdaq Listing Rules. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, the validity of the awards, grants, interpretation or other actions of the Committee will not be affected. The Committee has the full authority to select those individuals eligible to receive awards and the amount and type of awards.

Types of Awards.    The Plan provides for the grant of any or all of the following types of awards to eligible employees: (i) stock options, including incentive stock options and nonqualified stock options; (ii) stock appreciation rights (“SARs”), in tandem with stock options or freestanding; (iii) restricted stock; (iv) other stock-based awards, including RSUs; and (v) performance-based awards. The Plan provides for grants of stock options and RSUs to Non-Employee Directors.

Stock Options.    Options may be in the form of incentive stock options or nonqualified stock options. The Committee will, with regard to each stock option, determine the number of shares subject to the option, the term of the option (which shall not exceed ten years, provided that the term of an incentive stock option granted to a 10% stockholder shall not exceed five years), the exercise price per share of stock subject to the option, the vesting schedule and the other material terms of the option. Stock options will be subject to a minimum vesting schedule of one year, except that, with respect to participants other than named executive officers on the grant date, unvested stock options may become vested prior to the completion of such one-year period upon a change in control or a participant’s retirement, disability, death, layoff pursuant to a reduction in workforce or termination of employment pursuant to a business acquisition, in each case, to the extent provided in the applicable award agreement. Awards with respect to up to 5% of the total number of shares reserved for awards under the Plan may be granted to any participant (including a NEO) without regard to any limit on accelerated vesting. No stock option may have an exercise price less than the “fair market value” (as defined in the Plan) of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a 10% stockholder, 110% of the fair market value of the Common Stock).

The exercise price upon exercise may be paid in cash, shares of Common Stock for which the recipient has good title free and clear of any lien or encumbrance or, if the Common Stock is traded on a national securities exchange, to the extent permitted by law, through the delivery of irrevocable instructions to a broker to deliver to us an amount equal to the exercise price. The Committee also may provide, at the time of grant, that the shares to be issued upon the exercise of a stock option be in the form of restricted stock or may reserve a right to do so after the time of grant.

The Plan contains express prohibition against repricing stock options and SARs. Without stockholder approval we are prohibited from either (i) reducing the exercise price of an outstanding stock option or SAR or (ii) simultaneously canceling stock options or SARs for which the exercise price exceeds the then current fair market value of the underlying Common Stock and granting a new stock option or SAR with an exercise price equal to the then current fair market value of the underlying Common Stock.

Stock Appreciation Rights or SARs.    The Committee may grant SARs either with a stock option, referred to as Tandem SARs, or independent of a stock option, referred to as Non-Tandem SARs. An SAR is a right to receive a payment in Common Stock, equal in value to the excess of the fair market value of a share of Common Stock on the date of exercise over the reference price per share of Common Stock established in connection with the grant of the SAR. The reference price per share covered by a SAR will be the per share exercise price of the related option in the case of a Tandem SAR and will be the per share fair market value of Common Stock on the date of the grant in the case of a Non-Tandem SAR. The Committee also may grant “limited SARs,” either as Tandem SARs or Non-Tandem SARs, which may become exercisable only upon the occurrence of a “change in control” (as defined in the Plan) or such other event as the Committee may, in its sole discretion, designate at the time of grant or thereafter. SARs will be subject to a minimum vesting schedule of one year, except that, with respect to participants other than named executive officers on the grant date, unvested SARs may become vested prior to the completion of such one-year period upon a change in control or a participant’s retirement, disability, death, layoff pursuant to a reduction in workforce or termination of employment pursuant to a business acquisition, in each case, to the extent provided in the applicable award agreement. Awards with respect to up to 5% of the total number of shares reserved for awards under the Plan may be granted to any participant (including a named executive officer) without regard to any limit on accelerated vesting.

Restricted Stock.    The Committee may award shares of restricted stock. Upon the award of restricted stock, the recipient has all rights of a stockholder with respect to the shares, including, without limitation, the right to receive dividends, the right to vote such shares and, subject to and conditioned upon the full vesting of the shares of restricted stock, the right to tender such shares. Unless otherwise determined by the Committee at grant, the payment of dividends, if any, shall be deferred until the date that the relevant share of restricted stock vests.

Recipients of restricted stock are required to enter into a restricted stock award agreement with us which states the restrictions to which the shares are subject and the criteria or date or dates on which such restrictions will lapse. Within these limits, based on service, attainment of performance goals and such other factors as the Committee may determine in its sole discretion, or a combination thereof, the Committee may provide for the lapse of such restrictions in installments in whole or in part or may accelerate or waive such restrictions at any time. If the lapse of the relevant restriction is based on the attainment of performance goals, the Committee shall establish the goals, formulae or standards and the applicable vesting percentage for the restricted stock awards applicable to recipients. Restricted stock is subject to a minimum vesting schedule of three years (with no more than one-third of the shares of Common Stock subject thereto vesting on each of the first three anniversaries of the date of grant), except that, with respect to participants other than named executive officers on the grant date, unvested restricted stock may become vested prior to the completion of such three-year period upon a change in control or a participant’s retirement, disability, death, layoff pursuant to a reduction in workforce or termination of employment pursuant to a business acquisition, in each case, to the extent provided in the applicable award agreement. Awards with respect to up to 5% of the total number of shares reserved for awards under the Plan may be granted to any participant (including a named executive officer) without regard to any limit on accelerated vesting.

Other Stock-Based Awards.    The Committee may, subject to limitations under applicable law, make a grant of such other stock-based awards (including, without limitation, performance units, dividend equivalent units, stock equivalent units, RSUs and deferred stock units) under the Plan that are payable in cash or denominated or payable in or valued by shares of Common Stock or factors that influence the value of such shares. The Committee shall determine the terms and conditions of any such other award, which may include the achievement of certain minimum performance goals for purposes of compliance with Section 162(m) of the Code and/or a minimum vesting period. Other stock-based awards are subject to a minimum vesting schedule of three years (with no more than one-third of the shares of Common Stock subject thereto vesting on each of the first three anniversaries of the date of grant), except that, with respect to participants other than named executive officers on the grant date, unvested other stock-based awards may become vested prior to the completion of such three-year period upon a change in control or a participant’s retirement, disability, death, layoff pursuant to a reduction in workforce or termination of employment pursuant to a business acquisition, in each case, to the extent provided in the applicable award agreement. Awards with respect to up to 5% of the total number of shares reserved for awards under the Plan may be granted to any participant (including a named executive officer) without regard to any limit on accelerated vesting. The performance goals for such other stock-based awards will be based on one or more of the objective criteria set forth on Exhibit A to the Plan and discussed in general below.

Performance-Based Awards.    The Committee may award Common Stock and other awards (including awards of cash) that are valued in whole or in part by reference to, or are payable in or otherwise based on, Common Stock or the attainment of pre-established performance goals (“Performance Awards”). Performance Awards are subject to a minimum vesting schedule of three years (with no more than one-third of the shares of Common Stock subject thereto vesting on each of the first three anniversaries of the date of grant), except that, with respect to participants other than named executive officers on the grant date, unvested Performance Awards may become vested prior to the completion of such three-year period upon a change in control or a participant’s retirement, disability, death, layoff pursuant to a reduction in workforce or termination of employment pursuant to a business acquisition, in each case, to the extent provided in the applicable award agreement. Awards with respect to up to 5% of the total number of shares reserved for awards under the Plan may be granted to any participant (including a named executive officer) without regard to any limit on accelerated vesting.

Performance Awards may be granted either alone or in addition to or in tandem with stock options, SARs, or restricted stock. Performance Awards may be paid in Common Stock, restricted stock or cash as the Committee may determine at grant and they will be subject to such other terms and conditions as the Committee may prescribe, including the attainment of performance goals established by the Committee for a specified performance period (which period may not exceed three years). These awards may be designed to comply with Section 162(m) of the Code so as to preserve the tax deductibility of such awards.

If the awards are intended to comply with Section 162(m) of the Code, the performance goals will be based on one or more of the following criteria: (i) revenues, earnings, income before income taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization or a combination of any or all of the foregoing; (ii) after-tax or pre-tax profits; (iii) operational cash flow; (iv) level of, reduction of or other specified objectives with regard to our bank debt or other long-term or short-term public or private debt or other similar financial obligations; (v) earnings per share or earnings per share from continuing operations; (vi) return on capital employed or return on invested capital; (vii) after-tax or pre-tax return on stockholders’ equity; (viii) economic value-added targets; (ix) fair market value of the shares of Common Stock; (x) the growth in the value of an investment in Common Stock assuming the reinvestment of dividends; (xi) filing of a new drug application or the approval of such application by the U.S. Food and Drug Administration; (xii) launch of a new drug; (xiii) research and development milestones; (xiv) successful completion of clinical trial phases or (xv) level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expense or costs or other expenses or costs; (xvi) gross or net sales, revenue and growth of sales revenue (either before or after cost of goods, selling and general administrative expenses, research and development expenses and any other expense or interest); (xvii) total stockholder return; (xviii) return on assets or net assets; (xix) return on sales; (xx) operating profit or net operating profit; (xxi) operating margin; (xxii) gross or net profit margin; (xxiii) cost reductions or savings; (xxiv) productivity; (xxv) operating efficiency; (xxvi) customer satisfaction; (xxvii) working capital; or (xxviii) market share. In addition, such performance goals may be based upon the attainment of specified levels of our (or our subsidiary, division or other operational unit) performance under one or more of the measures described above relative to the performance of other corporations. To the extent permitted under the Code, the Committee may: (i) designate additional business criteria on which the performance goals may be based or (ii) adjust, modify or amend the aforementioned business criteria.

Awards for Non-Employee Directors.    Non-Employee Directors may be granted stock options and RSUs from time to time in the sole and absolute discretion of the Compensation Committee.

Stock options granted to Non-Employee Directors will vest as follows: (i) grants made to a Non-Employee Director upon the date of the Non-Employee Director’s initial election or appointment as a member of the Board of Directors will vest in four equal annual installments with the first installment vesting on the first anniversary of the date of grant, except that if a Non-Employee Director fails to stand for election at an annual meeting and such annual meeting occurs prior to the date that a portion of a stock option that was granted to the Non-Employee Director upon his or her initial election or appointment to the Board of Directors would have otherwise vested in the year of such annual meeting, such portion will vest on the day preceding the annual meeting subject to the Non-Employee Director continuing as a Director until such date, and (ii) grants made on and after an annual stockholders’ meeting to the Non-Employee Directors who are elected at such annual meeting to continue as a member of the Board of Directors will vest on the earlier of the day preceding the date of the first annual meeting held following the date of grant and the first anniversary of the date of grant of the award provided that, in each case, the holder thereof has been a Non-Employee Director at all times through such date. Further, all stock option grants made to a Non-Employee Director will become fully vested upon the Non-Employee Director’s death or disability. One-third of the restricted stock units granted to Non-Employee Directors will vest on each of the first, second and third anniversaries of the date of grant, provided that the holder thereof has been a Non-Employee Director of the Company at all times through such date. Unvested restricted stock units may become vested prior to the completion of such three-year period upon a change in control or the Non-Employee Director’s retirement, disability or death.

Awards for Non-Employee Directors will be subject to all other terms and conditions of the Plan. In addition, a Non-Employee Director may elect to defer the payment of RSUs in a manner specified in the Plan and in a manner intended to comply with Section 409A of the Code. Upon a Non-Employee Director’s termination for any reason, all unvested awards will terminate and expire as of the date of termination, provided that stock options that were exercisable on the date of termination and that have not expired may be exercised at any time until the date of expiration of such stock options. In addition, upon a “change in control” (as defined in the Plan), all Non-Employee Directors’ outstanding awards will be fully vested and any stock option will become immediately exercisable in its entirety.

Term.    Awards under the Plan may not be made on or after April 13, 2021 (which term will be extended to April 18, 2022 if this Proposal is approved by stockholders), but awards granted prior to such date may extend beyond that date. Awards (other than stock options and stock appreciation rights) that are intended to be “performance-based” under Section 162(m) of the Code will not be made on or after the first stockholders’

meeting in the fifth year following the year of the last stockholder approval of the performance goals in the Plan as described above (i.e., the first stockholders’ meeting in 2017 (if this Proposal is approved by stockholders).

Amendment and Termination.    The Plan provides that it may be amended, in whole or in part, suspended or terminated by the Board of Directors, except that no such amendment, suspension or termination will be made without stockholder approval to the extent such approval is required by any exchange or system on which our securities are then listed or traded, applicable state law, the exception for performance-based compensation under Section 162(m) of the Code or Section 422 of the Code (with respect to incentive stock options).

Share and Other Limitations.    If this Proposal is approved by stockholders, a maximum of 95,981,641 shares of Common Stock may be issued or used for reference purposes under the Plan, subject to adjustment as provided in the Plan. This number includes our current share reserve of 81,981,641 shares of Common Stock in effect prior to amending the Plan and 14,000,000 additional new shares of our Common Stock. In general, if awards under the Plan are for any reason cancelled, or expire or terminate unexercised, the shares covered by such awards will again be available for the grant of awards under the Plan. Each share of our Common Stock subject to awards of restricted stock, other stock-based awards or Performance Awards denominated in Common Stock under the Plan, or that for any reason is cancelled, or expires or terminates unexercised after such date, will be counted as 2.1 shares with respect to the aggregate share reserve under the Plan. The number of shares of Common Stock available for the purpose of awards under the Plan will be reduced by (i) the total number of stock options or SARs exercised, regardless of whether any of the shares of Common Stock underlying such awards are not actually issued to the participant as the result of a net settlement and (ii) any shares of Common Stock used to pay any exercise price or tax withholding obligation with respect to any stock option or stock appreciation right. Shares of Common Stock repurchased by us on the open market with the proceeds of a stock option exercise price will not be added to the aggregate share reserve.

Subject to adjustment in accordance with the Plan, the maximum number of shares of Common Stock subject to stock options, SARs, other stock-based awards or Performance Awards denominated in shares of Common Stock that may be granted to any eligible employee under the Plan shall be 1,500,000 for any fiscal year (or, with respect to Performance Awards, pro-rated if the performance period (which is generally three consecutive fiscal years) is less than three consecutive fiscal years) during the term of the Plan. The maximum payment under any Performance Award denominated in cash shall be $4,000,000 for any fiscal year (pro-rated if the performance period is less than three consecutive fiscal years). There will be no sublimit on the number of shares of our Common Stock that may be issued or used for reference purposes for awards of restricted stock denominated in Common Stock.

The Committee will make appropriate adjustments in a manner that it deems equitable to the number of shares available for awards and the terms of outstanding awards under the Plan to reflect any change in our capital structure or business by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation or sale of all or substantially all of our assets.

Change in Control.    In general, unless determined otherwise by the Committee at the time of grant, upon a “change in control” (as defined in the Plan), all vesting and forfeiture conditions, restrictions and limitations in effect with respect to any outstanding award granted prior to July 1, 2011 will immediately lapse and any unvested awards will automatically become 100% vested. Equity awards granted on and after July 1, 2011, will not immediately vest upon a change in control, but will vest upon an involuntary termination without cause that occurs within two years following a change in control (i.e., upon a “double trigger”).

Transferability.    Although awards will generally be nontransferable (except by will or the laws of descent and distribution), the Committee may determine at the time of grant or thereafter that a nonqualified stock option is transferable in whole or in part and in such circumstances, and under such conditions, as specified by the Committee. If a nonqualified stock option is transferable, it is anticipated that the options may be transferred solely to immediate family members or trusts, partnerships or other family entities and, to the extent permitted by the Committee, to charitable organizations.

Certain U.S. Federal Income Tax Consequences

The rules concerning the federal income tax consequences with respect to stock options granted pursuant to the Plan are highly technical. In addition, the applicable statutory provisions are subject to change and their application may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the federal income tax consequences as of the date of this Proxy Statement; it does not set forth any state or local income tax or estate tax consequences that may be applicable.

The following summary is included for general information only and does not purport to address all the tax considerations that may be relevant. Each recipient of a grant is urged to consult his or her own tax advisor as to the specific tax consequences to such grantee and the disposition of common stock.

Incentive Stock Options.    Options granted under the Plan may be incentive stock options as defined in the Code, provided that such options satisfy the requirements under the Code. In general, neither the grant nor the exercise of an incentive stock option will result in taxable income to the optionee or a deduction to us. The sale of Common Stock received pursuant to the exercise of an option which satisfied all the requirements of an incentive stock option, as well as the holding period requirement described below, will result in a long-term capital gain or loss to the optionee equal to the difference between the amount realized on the sale and the exercise price and will not result in a tax deduction to us. To receive incentive stock option treatment, the optionee must not dispose of the Common Stock purchased pursuant to the exercise of an option either (i) within two years after the option is granted or (ii) within one year after the date of exercise.

If all requirements for incentive stock option treatment other than the holding period rules are satisfied, the recognition of income by the optionee is deferred until disposition of the Common Stock, but, in general, any gain (in an amount equal to the lesser of (i) the fair market value of the Common Stock on the date of exercise (or, with respect to officers, the date that sale of such stock would not create liability, referred to as Section 16(b) liability, under Section 16(b) of the Exchange Act) minus the exercise price or (ii) the amount realized on the disposition minus the exercise price) is treated as ordinary income. Any remaining gain is treated as long-term or short-term capital gain depending on the optionee’s holding period for the stock disposed of. We generally will be entitled to a deduction at that time equal to the amount of ordinary income realized by the optionee.

The Plan provides that an optionee may pay for Common Stock received upon the exercise of an option (including an incentive stock option) with other shares of Common Stock for which the optionee has good title free and clear of any lien or encumbrance. In general, an optionee’s transfer of stock acquired pursuant to the exercise of an incentive stock option, to acquire other stock in connection with the exercise of an incentive stock option may result in ordinary income if the transferred stock has not met the minimum statutory holding period necessary for favorable tax treatment as an incentive stock option. For example, if an optionee exercises an incentive stock option and uses the stock so acquired to exercise another incentive stock option within the two-year or one-year holding periods discussed above, the optionee may realize ordinary income under the rules summarized above.

Nonqualified Stock Options.    An optionee will realize no taxable income at the time he or she is granted a nonqualified stock option. Such conclusion is predicated on the assumption that, under existing U.S. Treasury Department regulations, a nonqualified stock option, at the time of its grant, has no readily ascertainable fair market value. Ordinary income will be realized when a nonqualified stock option is exercised, provided the Common Stock issued is not restricted stock. The amount of such income will be equal to the excess of the fair market value on the exercise date of the shares of Common Stock issued to an optionee over the exercise price. The optionee’s holding period with respect to the shares acquired will begin on the date of exercise.

The tax basis of the stock acquired upon the exercise of any option will be equal to the sum of (i) the exercise price of such option and (ii) the amount included in income with respect to such option. Any gain or loss on a subsequent sale of the stock will be either a long-term or short-term capital gain or loss, depending on the optionee’s holding period for the stock disposed of. If the Common Stock issued is restricted stock, different rules may apply.

Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), we generally will be entitled to a deduction for federal income tax purposes at the same time and in the same amount as the optionee is considered to have realized ordinary income in connection with the exercise of the option.

Certain Other Tax Issues.    In addition, (i) any of our officers subject to Section 16(b) liability may be subject to special rules regarding the income tax consequences concerning their awards; (ii) any entitlement to a tax deduction on our part is subject to the applicable federal tax rules (including, without limitation, Section 162(m) of the Code regarding the $1 million limitation on deductible compensation); (iii) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and may be nondeductible by us; and (iv) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income.

In general, Section 162(m) of the Code denies a publicly held corporation a deduction for federal income tax purposes for compensation in excess of $1 million per year per person to its chief executive officer and certain of its other named executive officers, subject to certain exceptions. Options will generally qualify under one of these exceptions if they are granted under a plan that states the maximum number of shares with respect to which options may be granted to any employee during a specified period and the plan under which the options are granted is approved by stockholders and is administered by a compensation committee comprised of outside directors. The Plan is intended to satisfy these requirements with respect to options, SARs, certain Performance Awards and other stock based awards. Awards of restricted stock and RSUs under the Plan generally do not satisfy, and certain other Performance Awards may not satisfy, the exception for performance-based compensation under Section 162(m) of the Code.

Code Section 409A provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant’s gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant’s underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While most awards under the Plan are anticipated to be exempt from the requirements of Code Section 409A, awards not exempt from Code Section 409A are intended to comply with Code Section 409A.

The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

Under the Plan as amended by the Amendment, the terms and number of options or other awards to be granted in the future are to be determined in the discretion of the Committee. Since no such determination regarding awards or grants has yet been made, the benefits or amounts that will be received by or allocated to our executive officers and other eligible employees cannot be determined at this time.

The proposal to approve the amendment to our 2008 Stock Incentive Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock cast in person or by proxy.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE ADOPTION OF THE

AMENDMENT TO OUR 2008 STOCK INCENTIVE PLAN

PROPOSAL FOUR:

Advisory Vote on Executive Compensation

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rules promulgated thereunder, we are providing our stockholders with the opportunity to cast an advisory vote on the compensation of our named executive officers as described below. We believe that it is appropriate to seek the views of stockholders on the design and effectiveness of our executive compensation programs.

The Board of Directors believes that our compensation arrangements for executive officers are designed to attract, motivate and retain a talented team of executives who will provide leadership and promote the creation of long-term stockholder value and position the Company for continued growth and success. We seek to accomplish these goals in ways that reward performance and that are aligned with stockholders’ long-term interests. We believe that our executive compensation programs, which emphasize long-term equity awards and performance-based incentive programs, satisfies our goal of creating a close relationship between performance and compensation, as more fully described in the Compensation Discussion and Analysis. Our equity compensation (which is awarded in the form of stock options and restricted stock units) is designed to build executive ownership and align financial incentives focused on the achievement of our long-term strategic goals (both financial and non-financial). Our performance-based compensation consists of: (i) a short-term program that provides annual variable compensation based on attainment of annual corporate, division functional and individual goals; and (ii) a three year performance plan based on the achievement of certain financial metrics. We believe the compensation program for the named executive officers is instrumental in helping the Company achieve its strong financial performance. Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions expressed by stockholders in their vote on this proposal and will continue to consider the outcome of the vote in connection with their ongoing evaluation of the Company’s compensation program for the named executive officers. Broker non-votes are not entitled to vote on this proposal and will not be counted in evaluating the results of the vote.

We ask our stockholders to vote in favor of the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and the narrative discussion accompanying the compensation tables.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE FOR THE ADOPTION OF PROPOSAL FOUR

PROPOSAL FIVE

(Stockholder Proposal)

The stockholder proposal set forth below was sponsored and submitted to the Company on December 27, 2011 by John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, a purported owner of shares of our Common Stock having a minimum value as set forth in Rule 14a-8 of the Exchange Act allowing submission of proposals by stockholders meeting certain requirements. Mr. Chevedden’s proposal is printed below verbatim, and we have not endeavored to correct any erroneous statements or typographical errors contained therein. Mr. Chevedden has advised the Company that he intends to present the following resolution at our Annual Meeting. The Company is not responsible for the contents of this proposal or the supporting statement of Mr. Chevedden. Our Board has recommended a vote against the proposal for the reasons set forth following the proposal.

“5 — Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary unilaterally (to the fullest extent permitted by law) to amend our bylaws and each appropriate governing document to enable one or more shareholders, holding not less than one-tenth* of the voting power of the Corporation, to call a special meeting. *Or the lowest percentage of our outstanding common stock permitted by state law.

This includes that such bylaw and/or charter text will not have any exclusionary or prohibitive language in regard to calling a special meeting that apply only to shareowners but not to management and/or the board (to the fullest extent permitted by law). This proposal does not impact our board’s current power to call a special meeting.

Adoption of this proposal can probably best be accomplished in a simple and straight-forward manner with clear and concise text of less than 100-words. This proposal topic won more than 60% support at CVS, Sprint and Safeway.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to make our company more competitive:

The Corporate Library, an independent investment research firm rated our company “D” with “High Governance Risk” and “Very High Concern” in Executive Pay. For example former CEO Sol Barer received $90 million for 2009 and 2008. Our Named Executive Officers (NEOs) annually received stock options and restricted stock units, both of which vest simply after time. Equity pay should have performance-vesting conditions in order to assure full alignment with shareholder interests. Market-priced stock options can provide lucrative rewards due to a rising market alone, regardless of an executive’s performance.

The Corporate Library said our NEOs were eligible for performance-based long-term equity pay that was based on overlapping three-year performance periods. Not only did this equity pay rely on two of the same performance measures used to determine annual awards, but equity pay given under the 2008-2010 cycle paid out in cash. Similarly, our company anticipated that the 2009-2011 and 2010-2010 cycles will similarly pay out in cash. Long-term cash does nothing to tie executive performance with long-term shareholder value.

Rodman Drake was marked a “Flagged (Problem) Director” by The Corporate Library because of his responsibilities on the board of the bankrupt Apex Silver Mines. Nonetheless Mr. Drake was allowed to be at least 25% of both our Executive Pay and Nomination Committees.

Please encourage our board to respond positively to this proposal to initiate improved corporate governance and make our company more competitive:

Special Shareowner Meetings — Yes on 5.”

Board’s Statement in Opposition

The Board unanimously recommends a vote AGAINST this proposal for the following reasons:

The Board believes that it is not in the best interests of all stockholders or the Company to enable holders of only 10% of the Company’s outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time. Consistent with Delaware corporate law, our By-laws provide that a special meeting of stockholders may be called by a majority of the Board, by the Chairman of the Board, our President, our Chief Executive Officer or our Corporate Secretary. This is an appropriate corporate governance provision for a public company of our size because it allows our highly qualified and experienced Board, which is composed primarily of independent members, to listen to and consider the interests of all of the stockholders and enables the directors to exercise their seasoned business judgment, consistent with their fiduciary obligations to all stockholders, in determining when it is in the best interest of all stockholders to convene a special meeting. This mechanism effectively safeguards the broader interests of all stockholders and the Company.

Calling special meetings of stockholders is not a matter to be taken lightly, and special meetings should be extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting. Moreover, the power to call a special meeting has historically been a tool for acquirers in the hostile merger and acquisition context. Potential acquirers seeking to take over the Company for an inadequate price could use a special meeting to increase their negotiating leverage or to avoid negotiating at all with the Board, which has the legal duty to protect the interests of all stockholders. The proposal would permit a single stockholder or a small group of minority stockholders to use the extraordinary measure of calling a special meeting to serve a narrow self-interest at the expense of the majority of our stockholders and the Company. This concern is heightened if stockholders who may have a perspective substantially different from the majority could borrow shares from other stockholders for the sole purpose of meeting the required threshold necessary to call a special meeting.

Giving holders of as little as 10% of our outstanding common stock the unlimited power to call a special meeting also opens the door to potential abuse and waste of corporate resources. Convening a special meeting is an expensive and time-consuming event because of the costs associated with preparing required disclosure documents, printing and mailing costs and the time commitment required of our Board and senior management to prepare for and conduct the meeting.

We take stockholders’ meetings very seriously and take steps to provide stockholders with full access to our stockholders’ meetings. The Board also believes that our Company’s existing governance policies and practices provide stockholders with access to the Board and members of senior management and offer ample opportunity for stockholders to express their views to management. These governance policies include the annual election of all Board members and a majority voting requirement for the election of directors. In addition, pursuant to the rules of the SEC, stockholders may submit proposals for inclusion in our proxy materials, which may be voted on at our annual stockholders’ meetings. Furthermore, the rules governing companies listed on the NASDAQ and incorporated under Delaware law require us to submit certain matters to a vote of stockholders for approval, such as mergers, large share issuances and the approval of equity-based compensation plans.

With respect to Mr. Chevedden’s allegations concerning the Company’s corporate governance practices and the compensation and experience of certain of its directors, the Company believes that the allegations are factually inaccurate and misleading, and do not warrant further rebuttal. As discussed elsewhere in this proxy statement, the Company has a robust corporate governance model based on best practices and industry standards. In that regard, the Board continually reassesses the Company’s corporate governance practices to ensure that they remain consistent with the highest standards of our industry and benefit our stockholders.

Because each director is elected annually and by a majority vote of our stockholders, our directors are already accountable to the Company’s stockholders. The Board also believes that the current timing and process set forth in our By-laws to allow stockholders to submit a proposal and bring a matter to an annual meeting for a vote is an effective means for stockholders to voice their concerns, as well as an efficient use of the Company’s resources. The timing and process to submit a proposal for the 2013 Annual Meeting is described on page 69 of this proxy statement. Furthermore, if holders of a majority of the outstanding Common Stock wish to take an action at any time between annual meetings, they may do so by written consent under Delaware law.

RECOMMENDATION OF THE BOARD OF DIRECTORS

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE

AGAINST PROPOSAL FIVE

STOCKHOLDER PROPOSALS

Stockholders wishing to include proposals in the proxy materials in relation to our Annual Meeting of Stockholders to be held on or about June 12, 2013 must submit the same in writing, by mail, first-class postage pre-paid, to Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901, Attention: Corporate Secretary, which must be received at our executive office on or before January 1, 2013. Such proposals must also meet the other requirements and procedures prescribed by Rule 14a-8 under the Exchange Act relating to stockholders’ proposals.

Stockholders who intend to present a proposal at the 2013 Annual Meeting, without including such proposal in our proxy statement, must provide our Corporate Secretary with written notice of such proposal between the close of business on March 14, 2013 and the close of business on April 13, 2013; provided that in the event that less than 70 days’ notice or prior public disclosure of the date of the 2013 Annual Meeting is given or made to stockholders, notice by the stockholder (in order to be timely) must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the 2013 Annual Meeting was mailed or such public disclosure of the date of the 2013 Annual Meeting was made, whichever first occurs. If the stockholder does not also comply with the requirements of Rule 14a-4 under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

To the extent we deliver a paper copy of the proxy materials to stockholders, the SEC rules allow us to deliver a single copy of proxy materials to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family.

We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at the same address as another stockholder and currently receiving only one copy of the proxy materials who wishes to receive his or her own copy. Requests should be directed to our Corporate Secretary by phone at (908) 673-9000 or by mail to Celgene Corporation, 86 Morris Avenue, Summit, New Jersey 07901.

OTHER MATTERS

Upon written request addressed to our Corporate Secretary at 86 Morris Avenue, Summit, New Jersey 07901 from any person solicited herein, we will provide, at no cost, a copy of our fiscal 2011 Annual Report on Form 10-K filed with the SEC.

Our Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

By Order of the Board of Directors,

ROBERT J. HUGIN Chairman and Chief Executive Officer

April 30, 2012

YOU HAVE THE OPTION OF VOTING YOUR PROXY VIA THE INTERNET AT WWW.PROXYVOTE.COM OR TOLL FREE VIA TOUCH-TONE PHONE AT 1-800-690-6903. YOU MAY VOTE UP UNTIL 11:59 P.M. EASTERN TIME ON JUNE 12, 2012.

ALTERNATIVELY, STOCKHOLDERS MAY CHOOSE TO VOTE BY MAIL VIA PROXY. IF YOU WISH TO VOTE BY PROXY, WE WILL PROMPTLY DELIVER, UPON ORAL OR WRITTEN REQUEST, A COPY OF THE PROXY MATERIALS TO ANY STOCKHOLDER WHO WISHES TO RECEIVE HIS OR HER OWN WRITTEN COPY. WE WILL FILL YOUR REQUEST IN THREE BUSINESS DAYS. YOU MAY REQUEST PAPER OR E-MAIL DELIVERY BY CALLING 1-800-579-1639 OR BY MAIL TO CELGENE CORPORATION, 86 MORRIS AVENUE, SUMMIT, NEW JERSEY 07901.

UPON RECEIPT OF A PROXY CARD, YOU ARE REQUESTED TO DATE AND SIGN THE PROXY AND RETURN IT IN THE SELF-ADDRESSED ENVELOPE WHICH WE WILL PROVIDE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

Appendix A

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Net Income

		Year Ended December 31, 2011
		(In thousands, except per share data)
Net income attributable to Celgene — GAAP		$1,318,150
Before tax adjustments:
Net product sales:
Sales of products exited or to be exited:
Pharmion	(1)	(5,423)
Abraxis	(1)	(21,265)
Collaborative agreements and other revenue:
Abraxis non-core revenues	(2)	(1,714)
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(3)	9,762
Abraxis inventory step-up	(4)	90,278
Cost of products exited or to be exited:
Pharmion	(2)	9,881
Abraxis	(2)	13,151
Research and development:
Share-based compensation expense	(3)	104,704
Upfront collaboration payments	(5)	128,479
IPR&D impairment	(6)	118,000
Abraxis non-core activities	(2)	8,728
Selling, general and administrative:
Share-based compensation expense	(3)	102,736
Abraxis non-core activities	(2)	15,065
Canadian pricing settlement	(7)	9,814
Amortization of acquired intangible assets:
Pharmion	(8)	159,750
Gloucester	(8)	40,217
Abraxis	(8)	89,259
Acquisition related charges and restructuring, net:
Gloucester contingent liability accretion	(9)	3,995
Abraxis acquisition cost reversal	(9)	(357)
Abraxis restructuring costs	(9)	5,474
Change in fair value of contingent value rights issued as part of Abraxis acquisition	(9)	(151,458)
Equity in losses of affiliated companies:
EntreMed, Inc.	(10)	644
Abraxis non-core activities	(2)	1,932
Interest and other income (expense), net:
Abraxis non-core activities	(2)	104
Gain on divestment of non-core activities	(11)	(2,931)
Non-controlling interest:
Abraxis non-core activities	(2)	(694)
Net income tax adjustments	(12)	(293,373)

Net income attributable to Celgene — non-GAAP		$1,752,908

Net income per common share attributable to Celgene -non-GAAP:
Basic		$3.85
Diluted		$3.79

A-1

Explanation of adjustments:

(1)	Exclude sales related to non-core former Pharmion Corp., or Pharmion, and Abraxis BioScience Inc., or Abraxis, products to be exited or Abraxis products that have been exited.

(2)	Exclude the estimated impact of activities arising from the acquisitions of Abraxis that are not related to core nab technology that have been exited and of Pharmion that are planned to be exited, including other miscellaneous revenues, the cost of goods sold as well as operating expenses and other costs related to such activities.

(3)	Exclude share-based compensation expense totaling $217,202.

(4)	Exclude acquisition-related inventory step-up adjustment to fair value expensed.

(5)	Exclude upfront payments for research and development collaboration arrangements with Agios Pharmaceuticals, Inc.

(6)	IPR&D impairment related to a reduction in the probability of obtaining progression free survival labeling for the treatment of non-small cell lung cancer for ABRAXANE in the United States.

(7)	Exclude pricing settlement with the Patented Medicines Prices Review Board of Canada related to sales of THALOMID.

(8)	Exclude amortization of acquired intangible assets from the acquisitions of Pharmion, Gloucester Pharmaceuticals, Inc., or Gloucester, and Abraxis.

(9)	Exclude acquisition and restructuring related charges for Gloucester and Abraxis.

(10)	Exclude the Company’s share of EntreMed, Inc. THALOMID royalties and equity losses.

(11)	Exclude gain recognized on divestment of non-core activities obtained in the acquisition of Abraxis.

(12)	Net income tax adjustment reflects the estimated tax effect of the above adjustments.

A-2

Appendix B

AMENDMENT NO. 2

TO THE

CELGENE CORPORATION

2008 STOCK INCENTIVE PLAN

(AMENDED AND RESTATED AS OF JUNE 17, 2009)

WHEREAS, Celgene Corporation (the “Company”) maintains the Celgene Corporation 2008 Stock Incentive Plan (Amended and Restated as of June 17, 2009) (the “Plan”);

WHEREAS, pursuant to Article 14 of the Plan, the Board of Directors of the Company (the “Board”) may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan, subject to stockholder approval in certain instances; and

WHEREAS, the Board desires to amend the Plan, effective on the date of the Company’s annual meeting of stockholders occurring in 2012 (the “2012 Annual Meeting”), subject to stockholder approval at the 2012 Annual Meeting.

NOW, THEREFORE, the Board takes the following action with regard to the Plan:

I. Pursuant to Article 14 of the Plan, the Plan is hereby amended, effective on the 2012 Annual Meeting and subject to stockholder approval at the 2012 Annual Meeting, as follows:

1. The first and second sentences of Section 4.1(a) of the Plan are amended in their entirety to read as follows:

“The aggregate number of shares of Common Stock which may be issued or used for reference purposes under this Plan or with respect to which all Awards may be granted shall not exceed 95,981,641 shares (subject to any increase or decrease pursuant to Section 4.2). Any shares of Common Stock that are subject to Restricted Stock Awards or Other Stock-Based Awards or Performance-Based Awards denominated in shares of Common Stock granted on or after the date of the Company’s annual meeting of stockholders occurring in 2012, shall be counted against this limit as 2.1 shares for every share granted.”

2. The fourth sentence of Section 4.1(a) of the Plan is amended in its entirety to read as follows:

“If a share of Restricted Stock or an Other Stock-Based Award or a Performance-Based Award denominated in shares of Common Stock granted under this Plan is forfeited for any reason on or after the date of the Company’s annual meeting of stockholders occurring in 2012, 2.1 shares of Common Stock shall again be available for the purposes of Awards under the Plan.”

3. Article 18 of the Plan is amended in its entirety to read as follows:

“Article 18.

TERM OF PLAN

No Award shall be granted pursuant to the Plan on or after April 18, 2022, but Awards granted prior to such date may, and the Committee’s authority to administer the terms of such Awards shall, extend beyond that date; provided, however, that no Award (other than a Stock Option or Stock Appreciation Right) that is intended to be “performance-based” under Section 162(m) of the Code shall be granted on or after the first meeting of the stockholders in the fifth year following the year in which the stockholders approve the Performance Goals set forth on Exhibit A unless the Performance Goals set forth on Exhibit A are reapproved (or other designated performance goals are approved) by the stockholders no later than the first stockholder meeting that occurs in the fifth year following the year in which stockholders approve the Performance Goals set forth on Exhibit A.”

II. Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

B-1

CELGENE CORPORATION 86 MORRIS AVENUE SUMMIT, NJ 07901	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 12, 2012. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Celgene Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 12, 2012. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M46399-P18838 KEEP THIS PORTION FOR YOUR RECORDS
----------------------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CELGENE CORPORATION The Board of Directors recommends you vote FOR the following:				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors				☐	☐	☐
Nominees:
	01)	Robert J. Hugin	06) Michael A. Friedman, M.D.
	02)	Richard W. Barker, D.Phil	07) Gilla Kaplan, Ph.D.
	03)	Michael D. Casey	08) James J. Loughlin
	04)	Carrie S. Cox	09) Ernest Mario, Ph.D.
	05)	Rodman L. Drake

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:								For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.							☐	☐	☐

3.	Approval of an Amendment to the Company’s 2008 Stock Incentive Plan.							☐	☐	☐

4.	Approval, by non-binding vote, of executive compensation of the Company’s named executive officers.							☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 5:

5.	Stockholder proposal described in more detail in the proxy statement.							☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR the nominees for the Board of Directors listed in item 1, FOR items 2, 3 and 4 and AGAINST item 5.

Please indicate if you plan to attend this meeting.				Yes ☐	No ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Annual Report to Shareholders, including Annual Report on Form 10-K, Notice of Annual Meeting of

Stockholders and Proxy Statement are available at www.proxyvote.com.

M46400-P18838

CELGENE CORPORATION

Annual Meeting of Stockholders

June 13, 2012

This Proxy is Solicited on Behalf of the Board of Directors

The stockholder(s) hereby appoint(s) Robert J. Hugin and Jacqualyn A. Fouse, and each of them, as proxies, each with the power of substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Celgene Corporation (the “Company”) that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:00 P.M., Eastern Time, on June 13, 2012, at the offices of the Company, 86 Morris Avenue, Summit, NJ 07901, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR THE BOARD OF DIRECTORS LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2, 3 AND 4, AND AGAINST PROPOSAL 5.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED

REPLY ENVELOPE.

Continued and to be signed on reverse side